Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

BY AND AMONG

LODGENET INTERACTIVE CORPORATION,

COL-L ACQUISITION, LLC,

PAR INVESTMENT PARTNERS, L.P.,

THE OTHER PURCHASERS SIGNATORY HERETO

AND

COLONY CAPITAL, LLC

(SOLELY FOR THE PURPOSES OF SECTIONS 6.2 AND 8.9)

Dated as of December 30, 2012

i

Table of Contents

(continued)

Table of Contents

(continued)

Schedules
A	Subsidiaries
B	Purchasers and Pro Rata Shares
C	Warrant Terms
1.1(a)	Knowledge of the Company
1.1(b)	Permitted Exceptions
2.4	Pre-Approved Purchaser Designees
5.1(a)	Subsidiaries
5.1(b)	Equity Ownership Exceptions
5.1(d)	Equity Holder Agreements
5.3(a)	Capitalization — Company
5.3(b)	Capitalization — Subsidiaries
5.5(e)	Company Liabilities or Obligations
5.6	Absence of Certain Changes
5.7	Taxes
5.8	Real Property
5.9(a)	Personal Property Leases
5.9(b)	Capital Leases
5.10(a)	Copyrights, Trademarks, Patents and Domain Names
5.10(b)	Intellectual Property Exceptions
5.11	Material Contracts
5.11(b)	Default Notices
5.12(a)	Employee Benefit Plans
5.13(a)	Collective Bargaining Agreements
5.14	Litigation
5.17(b)	Accounts Payable
8.2(a)	Exceptions to Conduct of Business
8.2(b)(1)	Capital Expenditures
8.2(b)(2)	Employee Hires
8.2(b)(3)	Vendor Payments

Exhibits
A	Form of Plan
B	Form of Confirmation Order
C	Form of DIP Term Sheet
D	Form of Joinder Agreement

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of December 30, 2012 (as amended from time to time in accordance with its terms, this “Agreement”), by and among LodgeNet Interactive Corporation, a Delaware corporation (the “Company”), Col-L Acquisition, LLC, a Delaware limited liability company (“Col-L Acquisition” or “Purchaser Representative”), PAR Investment Partners, L.P. (“PAR Investment Partners”), , the other Purchasers signatory hereto (such Purchasers, together with PAR Investment Partners and Col-L Acquisition, each a “Purchaser” and collectively, “Purchasers”) and Colony Capital, LLC, a Delaware limited liability company (“CCL”), in the case of CCL, solely for the purposes of Sections 6.2 and 8.9.  The Company, CCL and Purchasers are sometimes herein referred to collectively as the “Parties” and individually as a “Party;” it being understood that any Purchaser Designee (as defined below) which signs a Joinder Agreement shall also be deemed to be a Party following the execution of such Joinder Agreement.

W I T N E S S E T H:

WHEREAS, following the execution of this Agreement, as more specifically set forth herein, the Company and certain of its Subsidiaries set forth on Schedule A (the “Debtors”) shall (a) commence a solicitation for acceptance of a plan of reorganization, in the form attached hereto as Exhibit A (with such changes, including any Plan Supplements filed with the Bankruptcy Court relating to such plan of reorganization, as Purchaser Representative shall agree (the “Plan”)), pursuant to the disclosure statement prepared by the Debtors in form and substance agreed to by Purchaser Representative (the “Disclosure Statement”) and (b) file voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) (the date of such filing, the “Petition Date”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (the case filed with the Bankruptcy Court, the “Bankruptcy Case”);

WHEREAS, the Company, the Subsidiary Debtors and those certain consenting lenders signatories thereto have entered into a Plan Support Agreement, dated of even date herewith (the “Plan Support Agreement”), pursuant to which such lenders have agreed, among other things, to enter into the New Credit Agreement, support the Plan and the Transactions (as defined below), not to solicit any plan in opposition to the Plan and otherwise not to effect any transactions that would adversely affect the consummation of the Transactions;

WHEREAS, in consideration of Col-L Acquisition incurring significant costs and expenses and proceeding to execute this Agreement in advance of the filing of the Debtors’ voluntary petitions, in each case for the benefit of the Debtors, and as a condition thereto, the Company has paid to Col-L Acquisition in cash on the date hereof an aggregate amount equal to One Million Five Hundred Eighty-Five Thousand Dollars ($1,585,000) (the “Signing Date Expense Amount”) representing partial reimbursement of Col-L Acquisition’s advisory expenses to date and a retainer (on behalf of Col-L Acquisition) with respect to such advisory expenses;

WHEREAS, to induce Col-L Acquisition to enter into this Agreement, the Company has paid to Col-L Acquisition in cash on the date hereof a commitment fee equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Commitment Fee”) and has agreed to reimburse fees and expenses of Col-L Acquisition as more specifically provided herein;

WHEREAS, the Signing Date Expense Amount and the Commitment Fee are both non-refundable and fully earned by Col-L Acquisition upon its execution and delivery of this Agreement, and the Company has no further legal or beneficial right, title and interest therein, without limiting Purchasers’ and the Purchaser Designee’s obligations under Section 4.4;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that this Agreement, the Commitment Fee, the Signing Date Expense Amount, the Plan and the related agreements and the Transactions are advisable and in the best interests of the Company and its constituents;

WHEREAS, the Board has made inapplicable to Purchasers and any Purchaser Designee or any holder of the Warrants, the Rights Agreement dated as of February 28, 2008 between the Company and Computershare Investor Services, LLC, as amended;

WHEREAS, pursuant to this Agreement and the Plan, and upon consummation of the Transactions, (a) all of the Old Equity (and any rights to acquire any other equity interests in the Company including, without limitation, all options, warrants and employee incentive plans with respect thereto) shall be discharged, canceled, or otherwise terminated and (b) the Company shall issue (i) to Purchasers and/or Purchaser Designee(s) shares of Common Stock of the Company (the “Common Stock”), representing one hundred percent (100%) of the issued and outstanding shares of Common Stock of the Company as of the Closing Date, and (ii) to those Persons designated on Schedule C attached hereto, Warrants to purchase shares of Common Stock in the amount set forth thereon opposite such persons name;

WHEREAS, pursuant to this Agreement, CCL has agreed to guarantee the obligation of Col-L Acquisition to pay its Pro Rata Share of the Base Purchase Price (which guaranty, for the avoidance of doubt, shall not guarantee payment of the portion of the Base Purchase Price payable by any other Purchaser or the Designee Purchase Price Amount of any Purchaser Designee), upon satisfaction of the conditions set forth in ARTICLE X, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires to issue and sell to Purchasers and the Purchaser Designees, and Purchasers and the Purchaser Designees desire to purchase from the Company, the Common Stock, all as more specifically set forth herein;

WHEREAS, certain terms used in this Agreement are defined in Section 1.1; and

WHEREAS, the Parties acknowledge that consummation of the Transactions are subject to approval of the Bankruptcy Court and the entry of the Confirmation Order.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquisition Proposal” shall mean an inquiry, proposal or offer for (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination or similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, license, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing all, substantially all or any material portion of the assets of the Company and its Subsidiaries, individually or taken as a whole; (iii) the sale of equity interests representing, individually or in the aggregate, ten percent (10%) or more of the voting power of the Company, including any “credit bid” or other transaction that would have the effect of issuing to any holder of equity in the Company or creditor equity in the Company or any successor to it or any of its Subsidiaries ; or (iv) any transaction or series of transactions which requires as a term or condition of such transaction (or as a practical consequence thereof), the termination of this Agreement and the Transactions; in each case, other than the Transactions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (i) vote securities having more than fifty percent (50%) of the ordinary voting power for the election of directors or Persons with similar powers and duties, or (ii) direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Base Purchase Price” means an amount equal to Fifty Million Dollars ($50,000,000).

“Business” means the business of the Company and its Subsidiaries.

“Business Day” means any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized by Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confirmation Order” means the confirmation order of the Bankruptcy Court attached as Exhibit B hereto, (i) confirming the Plan attached as Exhibit A hereto, with only such changes as are approved by the Purchaser Representative, and (ii) approving and authorizing the Company to consummate the Transactions.

“Contract” means any contract, agreement, license, mortgage, indenture, note, bond, lease, commitment, understanding or other binding agreement, whether written or oral.

“Credit Agreement” means the Credit Agreement by and among the Company, several lenders from time to time parties thereto, Credit Suisse Securities (USA) LLC, as syndication agent, U.S. Bank National Association, as documentation agent, and Gleacher Products Corp. (as successor to JP Morgan Chase Bank, N. A., as successor to Bear Stearns Corporate Lending Inc.), as administrative agent, dated as of April 4, 2007, as amended by the First Amendment to the Credit Agreement, dated March 22, 2011 and further amended by the Forbearance Agreement and Second Amendment to Credit Agreement, dated October 15, 2012.

“Debt Term Sheet” means that certain LodgeNet Debt Restructuring Term Sheet, dated as of December 30, 2012, providing for the restructuring of the Company’s Credit Agreement.

“Employees” means all individuals, as of the date hereof, whether or not actively at work as of the date hereof, who are employed by the Company or any of its Subsidiaries, together with individuals who are hired after the date hereof and prior to the Closing.

“Environmental Law” means any foreign, federal, state or local Law, license, permit, order, decree or injunction, legal doctrine, or judgment, or requirement or agreement with any Governmental Body currently in effect relating to (i) the protection of human health and safety; (ii) the protection, preservation or restoration of the environment or natural resources (including air, water, soil, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resources) or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended from time to time, including, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

“Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any matter known to the actual knowledge of executive officers of the managing member of Purchaser Representative on the date hereof; (v) any matter disclosed on the applicable Schedules; (vi) the effect of any changes in applicable Laws or accounting rules; (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions; or (viii) any effect resulting from the filing of the Bankruptcy Case and reasonably anticipated effects thereof; provided, however, that such matters in the case of clause (i) - (iii) shall not be an Excluded Matter to the extent of any disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company or any of its Subsidiaries operates.

“Fundamental Agreement” means this Agreement and the Plan.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental authority or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency or commission, instrumentality or authority thereof, or any court or arbitrator (public or private) or other legislative, executive or judicial governmental entity, including any self-regulatory organization.

“Hazardous Material” means any and all materials (including substances, chemicals, compounds, mixtures, wastes, pollutants and contaminants) (i) to the extent such materials are prohibited, limited or regulated by the Environmental Laws as “hazardous” or “toxic”; or (ii) petroleum products and their derivatives polychlorinated biphenyl, asbestos or asbestos containing material, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material or other material or substance regulated under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication: (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed, whether secured or unsecured and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business which are no more than ninety (90) days overdue or are being contested in good faith); (iii) all obligations of such Person under any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are leases required to be classified and accounted for in accordance with GAAP as capital leases; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) obligations under derivative Contracts (valued at the termination value thereof), including any interest rate agreements and currency agreements; (vi) any Liability under any deferred compensation plans, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, which Liability is payable, or becomes due, as a result of the Transactions; (vii) all obligations of the type referred to in clauses (i) through (vi) of any other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Infringe” means, with respect to any Intellectual Property, to infringe or misappropriate such Intellectual Property in a manner that violates applicable Law or the legal rights of the owner thereof, or to dilute (as defined under applicable Law) the legal rights of the owner thereof in violation of applicable Law. The terms “Infringes” and “Infringing” shall have correlative meanings.

“Intellectual Property” means all worldwide intellectual property and rights arising from or in respect of the following: (i) inventions, discoveries, industrial designs, business methods, patents and applications therefor (including provisional and Patent Cooperation Treaty applications), including continuations, divisionals, continuations-in-part, reexaminations or reissues, extensions, renewals of patent applications and patents issuing thereon; (ii) all trademarks, service marks, marks, collective marks, trade names, business names, assumed names, d/b/a’s, fictitious names, service names, brand names, trade dress rights, logos, symbols, Internet domain names and corporate names and general intangibles of a like nature, whether registered, unregistered or arising by Law, and all applications, registrations and renewals for any of the foregoing, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) published and unpublished works of authorship in any medium, whether copyrightable or not (including databases and other compilations of information, computer software, source code, object code, algorithms, and other similar materials and Internet website content), copyrights and moral rights therein and thereto, and registrations and applications therefor, and all issuances, renewals, extensions, restorations and reversions thereof, works of authorship, and mask work rights; and (iv) confidential and proprietary information, trade secrets, and know-how, including methods, processes, business plans, schematics, concepts, software and databases (including source code, object code and algorithms), formulae, drawings, prototypes, models, designs, devices, technology, research and development and customer information and lists.

“Intellectual Property Licenses” means (i) any Contract that contains any grant to a third Person of any right to use, publish, perform or otherwise exploit any Intellectual Property owned by the Company or its Subsidiaries; and (ii) any Contract that contains any grant to the Company or its Subsidiaries of a right to publish, perform or otherwise exploit any third Person’s Intellectual Property rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of those officers of the Company identified on Schedule 1.1(a) after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or any guidance or interpretation thereof (including case law or common law) that has the force of law or that governs any Governmental Body’s application thereof.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any and all debt, liability or obligation (whether fixed,  direct or indirect, known or unknown, absolute or contingent, determined or determinable, secured or unsecured, disputed or undisputed, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, adverse or prior claim (or any claim of a third party), restriction, assessment, title retention agreement, title defect, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, hypothecation or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or the agreement to grant a security interest at a future date), transfer restriction under any shareholder or similar agreement or encumbrance and any Contract to give or grant any of the foregoing.

“Liquidity Annex” means that certain Annex C to the Debt Term Sheet, incorporated herein by reference.

“Material Adverse Effect” means (i) any change, event, development, condition, occurrence or effect that has or is reasonably likely to have a material adverse effect on the business, assets, properties, businesses or results of operations or financial condition of the Company and its Subsidiaries (taken as a whole); or (ii) any change, event, development, condition, occurrence or effect that materially adversely affects the ability of the Company to consummate the Transactions or timely perform its obligations under this Agreement, other than, with respect to clause (i), an effect resulting from an Excluded Matter.

“New Satellite Agreement” means that certain agreement to be entered into by and between the Company and DirectTV, Inc. on substantially the terms set forth in that certain memorandum of understanding, dated as of December 6, 2012, by and between Col-L Acquisition, LLC, and DirectTV, Inc. and otherwise in form and substance reasonably acceptable to Purchaser Representative.

“Old Equity” means the capital stock of the Company (including preferred stock and any rights to acquire capital stock of the Company) issued, authorized, or outstanding as of the date hereof or immediately prior to the Closing, all of which will be discharged, cancelled or otherwise terminated pursuant to the Plan and upon consummation of the Transactions.

“Order” means any order, injunction, judgment, decree, ruling, writ, subpoena, indictment, stipulation, determination assessment or arbitration award entered into by or with any Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchasers and the Purchaser Designees in the Company’s online datasite; (ii) Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP; (iii) mechanics’, carriers’, workers’, warehousemens’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) liens securing debt as disclosed in the Financial Statements, including liens securing the Credit Agreement, and any Liens securing a debtor in possession financing facility consistent with the DIP Term Sheet attached hereto as Exhibit C, and consented to by Purchaser Representative, in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (vi) title of a lessor under a capital or operating lease; (vii) all Liens set forth on Schedule 1.1(b); and (viii) such other imperfections in title, charges, easements, restrictions and encumbrances which would not be reasonably likely to result in a Material Adverse Effect.

“Person” means any individual, corporation, limited liability company, general or limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity of any kind or nature.

 “Price Per Share” shall mean the price, calculated as the sum of the amount of the Base Purchase Price together with the amount of the Additional Purchase Price, if any; divided by the aggregate number of shares of Common Stock to be purchased by Purchasers and/or Purchaser Designee(s) pursuant to Section 2.1.

“Pro Rata Share” shall mean, with respect to each Purchaser and Purchaser Designee (if any), the amount indicated as the “Pro Rata Share” beside such Party’s name as listed on Schedule B (as the same may be amended from time to time in accordance with this Agreement).

 “Registration Rights Agreement” means a registration rights agreement with respect to the Common Stock to be purchased hereunder in form and substance satisfactory to Purchaser Representative in its sole and absolute discretion.

 “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment, but excludes (i) any release which results in exposure to persons solely within a workplace; (ii) emissions from the engine exhaust of a motor vehicle, rolling stock, aircraft, vessel or pipeline pumping station engine; (iii) the normal application of fertilizer; and (iv) any discharge in compliance with a Permit.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Release of a Hazardous Material into the environment; (ii) prevent or minimize the Release of any Hazardous Material so it does not migrate to cause substantial danger to public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Reorganization Documents” means the Plan, the Disclosure Statement, any “first-day” motion filed by the Company or any of its Subsidiary Debtors and any motion, application or pleading filed by the Company or any of its Subsidiary Debtors in the Bankruptcy Case which seeks relief that is not inconsistent with the terms hereof, the Plan, the Confirmation Order or the Plan Support Agreement and is approved by Purchaser Representative to the extent required pursuant to the terms hereof or thereof.

“Representatives” means the employees, accountants, consultants, legal counsel, financial and other advisors, agents and other representatives of a Person.

“Studio Contracts” means any license, distribution or output agreement or other any agreement, Contract or arrangement with a studio or production company, and any amendments, modifications and supplements thereto, whereby the Company or any of its Subsidiaries has been granted, sold, conveyed, licensed, sub-licensed or otherwise transferred rights with respect to the distribution, sale, rental, lease, sub-lease, licensing, sub-licensing, exhibition, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) or other use, exploitation or disposition of any Intellectual Property, in each case, that is material to the Company, or the breach or termination of which would be material to the Company.

“Subsidiary” means any Person with respect to which the Company owns or controls, directly or indirectly, at least a majority of the outstanding securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or elect or appoint other Persons performing similar functions, for such Person, or outstanding securities or ownership interests that represent a majority of such voting power.

“Subsidiary Debtors” means all of the Subsidiaries of the Company other than LodgeNet Interactive (Canada) Corp.

“Superior Proposal” means a bona fide written unsolicited Competing Proposal (which did not result from or arise in connection with a breach of Section 8.11), made in writing after the date of this Agreement by a third Person that (A) the Board of Directors determines in good faith is more favorable to the Company’s constituents from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Purchasers and the Purchaser Designees after Purchaser Representative’s receipt of notice under Section 8.11(b) and (B) which the Board of Directors determines in good faith is reasonably likely to be consummated (if accepted).  The determinations of the Board of Directors in clause (A) and (B) of the foregoing shall each be made after consultation with the Company’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal.

“Tax Authority” means the IRS and any state, local or foreign government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, environmental, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, including any liability for the payment of any of the foregoing as a successor or transferee, by Contract, or otherwise, including as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including pursuant to Treasury Regulations section 1.1502-6 or comparable provisions of any applicable Law); and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i).

“Threatened” means a demand or statement has been made orally or in writing or a notice has been given orally or in writing, or any other event has occurred or any other circumstances exist that would lead a prudent individual to conclude that an action, suit, complaint, claim, demand, litigation, arbitration, mediation, hearing, investigation or similar event, occurrence or proceeding, whether at Law or in equity is likely to be asserted, commenced, taken or otherwise initiated.

“Transactions” means the transactions contemplated by this Agreement including the Confirmation Order and the Plan.

“Treasury Regulations” means all temporary and final regulations promulgated under the Code.

1.2                               Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
Additional Purchase Notice	2.2
Additional Purchase Price	3.1
Additional Shares	2.2
Agreement	Preamble
Alternative Acquisition Agreement	8.11(d)(i)
Amended and Restated Certificate of Incorporation	5.2
Antitrust Division	8.4(a)
Antitrust Laws	8.4(b)
Applicable Date	5.5(a)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Benchmark Liquidity	Liquidity Annex
Board	Recitals
Capital Leases	5.9(b)
CCL	Preamble
Closing	4.1
Closing Date	4.1
Col-L Acquisition	Preamble
Collective Bargaining Agreements	5.13(a)
Commitment Fee	Recitals
Common Stock	Recitals
Company	Preamble
Company Balance Sheet	5.5(d)
Company Documents	5.2
Company Financial Statements	5.5(d)
Company Intellectual Property	5.10(a)
Company Reports	5.5(a)
Company Securities	5.3(a)
Competing Proposal	8.11(a)
Confidentiality Agreement	8.6
Credit Parties	8.13
Credit Party	8.13

Cure Notice	7.2(c)
Debtors	Recitals
Designee Purchase Price Amount	2.4(a)
Disclosure Statement	Recitals
Employee Benefit Plans	5.12(a)
Estimated Liquidity	Liquidity Annex
Exchange Act	5.5(a)
Financing Arrangements	8.13(a)
FTC	8.4(a)
Indemnitees	8.7(a)
Interested Persons	7.2(c)
Joinder Agreement	2.4(a)
Material Contracts	5.11(a)
New Credit Agreement	10.1(f)
Notice Period	8.11(d)(i)
Owned Property	5.8
PAR Investment Partners	Preamble
Parties	Preamble
Party	Preamble
Personal Property Leases	5.9(a)
Petition Date	Recitals
Plan	Recitals
Plan Support Agreement	Recitals
Plan Supplement	7.2(d)
Purchase Price	3.1
Purchaser	Preamble
Purchasers	Preamble
Purchaser Designee	2.4(a)
Purchaser Documents	6.1(b)
Purchaser Representative	Preamable
Real Property Lease	5.8
Securities Act	5.5(a)
Signing Date Expense Amount	Recitals
Termination Date	4.4(b)
Transfer Taxes	12.1
Warrant Purchase Price	3.2
Warrants	2.3

1.3                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)                                  Consents and Approvals of Purchaser.  Except as otherwise specified in this Agreement, any consent, approval or authorization of Purchaser Representative required or contemplated by this Agreement may be given, withheld, delayed or conditioned by the Purchaser Representative in its sole discretion and for any reason.  Notwithstanding the foregoing, the Purchaser Representative agrees not to unreasonably withhold, delay or condition its approval of any pleading to be made with the Bankruptcy Court or any amendment or modification to the Confirmation Order, the Plan, the Plan Supplement, the Disclosure Statement or the DIP Term Sheet which pleading, amendment or modification is consistent with this Agreement and would not have an adverse effect on (i) the Purchasers or the Purchaser Designees, (ii) the Company

or any of its subsidiaries after Closing, or (iii) the likelihood of satisfaction of the conditions to the Purchasers’ and the Purchaser Designee’s obligations hereunder.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK AND WARRANTS

2.1                                     Purchase and Sale of Common Stock.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchasers and/or the Purchaser Designee(s) shall purchase and acquire from the Company, and the Company shall issue and sell to Purchasers and/or the Purchaser Designee(s), shares of Common Stock representing one hundred percent (100%) (subject to dilution pursuant to Section 2.2 and in respect of the Warrants) of the issued and outstanding shares of Common Stock as of the Closing on a fully diluted basis.  The Common Stock shall be allocated among the Purchasers and the Purchase Designees in accordance with Schedule B (as the same may be amended from time to time in accordance with this Agreement).

2.2                                     Purchase and Sale of Additional Shares.  At any time after the date hereof and prior to the Closing, Purchaser Representative may, in its sole and absolute discretion, deliver to the Company one or more written notices (the “Additional Purchase Notice(s)”), indicating Purchasers’ and/or Purchaser Designee’s desire to purchase additional shares of Common Stock (such number of shares indicated therein, the “Additional Shares”), at a price equal to the Price Per Share, up to an aggregate additional purchase price of Thirty Million Dollars ($30,000,000), which Additional Shares shall be allocated among Purchasers and/or the Purchaser Designee(s) as set forth in the Additional Purchase Notice(s).  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchasers and/or Purchaser Designee(s) shall purchase and acquire from the Company, and the Company shall issue and sell to Purchasers and/or Purchaser Designee(s), the Additional Shares.  Promptly following execution and delivery of an Additional Purchase Notice, the Purchaser Representative shall deliver to the Company a revised copy of Schedule B, which shall set forth the portion of the Additional Purchase Price which each Purchaser and/or Purchaser Designee shall be responsible to pay, as determined by the Purchaser Representative in its sole discretion, and such revised Schedule B shall amend and restate Schedule B hereto without any further action by the Company or any other Party.

2.3                               Purchase and Sale of Warrant.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue and sell warrants reflecting the terms set forth on Schedule C attached hereto, to the Persons set forth thereon, in the form of warrants approved by Purchaser Representative in its sole and absolute discretion (collectively, the “Warrants”).

2.4                               Purchaser Designees.

(a)                                 Subject to the following proviso set forth in this Section 2.4(a), Purchaser Representative may assign the right to purchase Additional Shares and the corresponding obligation to pay Purchase Price for such Additional Shares pursuant to

ARTICLE II and ARTICLE III, respectively, to one or more Persons (i) listed on Schedule 2.4 (all of whom are deemed pre-approved by the Company), (ii) who can make an adequate showing of their financial capability without jeopardizing the consummation of the Plan, or (iii) approved in writing after the date hereof by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), by causing such Person(s) to execute and deliver to the Company a joinder agreement in the form attached hereto as Exhibit D (the “Joinder Agreement”) (each such Person who has executed a Joinder Agreement, a “Purchaser Designee”); provided,  that Purchaser Representative may not make such assignment to the extent that, as of immediately following the Closing, CCL and its Affiliates would not have the ability to control (including pursuant to a voting agreement or otherwise by contract) the election of a majority of the board of directors of the Company.  The applicable portion of the Purchase Price which a Purchaser Designee is obligated to pay pursuant to ARTICLE III, as set forth in the applicable Joinder Agreement, is referred to herein as a “Designee Purchase Price Amount”.

(b)                                 In addition to and without limitation of Section 2.4(a) and Section 2.4(c), Col-L Acquisition may in its sole discretion increase the amount of the Purchase Price by adding Purchaser Designees.  The addition of a Purchaser Designee shall increase the Purchase Price correspondingly or reduce the Pro Rata Share of any or all Purchasers and/or Purchaser Designees pursuant to Section 2.4(c); provided that notwithstanding the foregoing the total Purchase Price payable by Col-L Acquisition at the Closing shall not in any circumstance be reduced below Twenty Million Dollars ($20,000,000).  Purchaser Representative shall notify the Company in writing simultaneously with the delivery of a Joinder Agreement for each Purchaser Designee as to whether such Purchaser Designee’s commitment increases the Purchase Price.

(c)                                  In addition to and without limitation of Section 2.4(a) and Section 2.4(b), the Purchaser Representative may in its sole discretion decrease the Pro Rata Share of any Purchaser or Purchaser Designee (and corresponding portion of the Purchase Price of any such Purchaser or Purchaser Designee) by adding a Purchaser Designee.  Purchaser Representative’s reduction of a Purchaser or Purchaser Designee’s Pro Rata Share shall be set forth on a written notice delivered to the Company and such reduction shall be reflected on the amended Schedule B, attached hereto from time to time, in accordance herewith.  Notwithstanding the foregoing, Purchaser Representative may not reduce the total Purchase Price payable by the Purchasers and all Purchaser Designees to an amount less than Fifty Million Dollars ($50,000,000).  Each Purchaser and each Purchaser Designee acknowledges and agrees that the Purchaser Representative has the right, power and authority at any time from time to time to (i) reduce such Purchaser’s or Purchaser Designee’s Pro Rata Share and (ii) reduce the number of shares of LNET Common Stock which such Purchaser and Purchaser Designee is entitled to purchase and acquire hereunder at the Closing, in each case, without any further consent or approval (including, without limitation, any consent or approval of such Purchaser or Purchaser Designee), in accordance with the terms and provisions of this Agreement.

(d)                                 Subject to Section 2.4(a) and Section 2.4(b), the Purchasers and the Purchaser Designees shall be severally, and not jointly, obligated to pay their respective portions of the Purchase Price.  Promptly following execution and delivery of the Joinder Agreement, the Purchaser Representative shall deliver to the Company a revised copy of Schedule B, which shall include an updated list of the Pro Rata Shares of each Purchaser reflecting the adjustments described in Section 2.4(c), and such revised Schedule B shall amend and restate Schedule B attached hereto without any further action by the Company or any other Party.

ARTICLE III

CONSIDERATION

3.1                               Common Stock Consideration.  The aggregate consideration for the Common Stock to be purchased by Purchasers and the Purchaser Designee(s) pursuant to Section 2.1 shall be an amount in cash equal to Sixty Million Dollars ($60,000,000).  The aggregate consideration for the Additional Shares to be purchased by Purchasers and the Purchaser Designee(s) pursuant to Section 2.2, if any, shall be an amount in cash calculated as the number of Additional Shares multiplied by the Price Per Share, which amount shall not exceed Thirty Million Dollars ($30,000,000) (the “Additional Purchase Price” and together with the Base Purchase Price, collectively, the “Purchase Price”).  The portion of the Purchase Price which each Purchaser and Purchaser Designee, if any, is responsible to pay at Closing is set forth on Schedule B hereto (as the same may be amended from time to time in accordance with this Agreement).

3.2                               Warrant Consideration.  The aggregate consideration for the purchase of the Warrants shall be an amount in cash equal to Five Thousand Dollars ($5,000) (the “Warrant Purchase Price”), allocated as set forth on Schedule C.

3.3                               Payment of Purchase Price.  On the Closing Date, (i) each Purchaser shall pay its Pro Rata Share of the Purchase Price to the Company, (ii) each Purchaser Designee shall pay its Designee Purchase Price Amounts to the Company, and (iii) each party set forth on Schedule C shall pay the Warrant Purchase Price as set forth next to such Persons name, to the Company, which, in each case, shall be paid by wire transfer of immediately available funds into a single account designated by the Company.

ARTICLE IV

CLOSING AND TERMINATION

4.1                               Closing Date.  Subject to the satisfaction of the conditions set forth in ARTICLE X (or the waiver thereof by the Party entitled to waive that condition (it being understood that (i) only the Purchaser Representative (and for the avoidance of doubt, not any other Purchaser or any Purchaser Designee) may waive any condition to the obligation of the Purchasers and the Purchaser Designees to consummate the Transactions in Section 10.1 and Section 10.3  and (ii) only the Company may waive any condition to the obligation of the Company to consummate the Transactions in Section 10.2  and Section 10.3, the closing of the purchase and sale of the Common Stock and the Warrants provided for in ARTICLE II (the “Closing”) shall take place at the offices of

Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (or at such other place as the Company and Purchaser Representative may designate in writing) at 11:00 a.m. (eastern time) on the date that is two (2) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Company and Purchaser Representative.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”  Unless otherwise agreed by the Company and Purchaser Representative in writing, the Closing shall be deemed effective and all right, title and interest in and to the shares of Common Stock, any Additional Shares and the Warrants to be purchased hereunder, and under the Plan, shall be considered to have passed to Purchasers and/or the Purchaser Designee(s), as applicable, as of 12:01 a.m. (eastern time) on the Closing Date.

4.2                               Deliveries by the Company.  At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser Representative:

(a)                                 certificates representing the Common Stock and any Additional Shares, in the denominations and registered in the names instructed to the Company by Purchaser Representative;

(b)                                 the Warrants, to the extent requested by the Purchaser Representative, duly executed by the Company;

(c)                                  a certificate of a duly authorized officer of the Company having attached thereto copies of the resolutions of the Board of Directors approving the execution of this Agreement and the consummation of the transactions by the Company, each of which shall be in full force and effect and shall not have been modified, duly executed by the appropriate officer; and

(d)                                 the Registration Rights Agreement, if any;

(e)                                  the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b), duly executed by the applicable officer(s); and

(f)                                   the certificate of FTI Consulting, Inc. required to be delivered pursuant to the Liquidity Annex.

4.3                               Deliveries by Purchasers, Purchaser Designees and Warrant Holders.

(a)                                 At the Closing, each Purchaser shall deliver, or cause to be delivered, to the Company such Purchaser’s Pro Rata Share of the Purchase Price, in immediately available funds, as set forth in Section 3.1;

(b)                                 At the Closing, each Purchaser and Purchaser Designee shall deliver or cause to be delivered to the Company the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b), duly executed by the applicable officer(s).

(c)                                  At the Closing, each Purchaser Designee, if any, shall deliver, or cause to be delivered, to the Company such Purchaser Designees’ Designee Purchase Price Amount.

(d)                                 At the Closing, each Warrant holder shall deliver, or cause to be delivered, to the Company its respective share of the Warrant Purchase Price Amount.

4.4                               Termination of Agreement.  This Agreement may be terminated and the Transactions abandoned prior to the Closing as follows:

(a)                                 by mutual written consent of the Company and the Purchaser Representative, on behalf of the Purchasers and the Purchaser Designees;

(b)                                 by Purchaser Representative, on behalf of the Purchasers and the Purchaser Designees, if any of the following occurs:

(i)                                    the Company shall not have commenced solicitation of the lenders under the Credit Agreement in accordance with section 1126(b) and Rule 3018 of the Bankruptcy Code pursuant to the Disclosure Statement within five (5) Business Days after the date hereof;

(ii)                                 the Petition Date shall not have occurred within forty (40) calendar days after the date hereof unless extended by Purchaser Representative;

(iii)                             the credit agreement to be entered into pursuant to the terms and conditions of the DIP Term Sheet and the New Credit Agreement and related financing documents, shall not have been executed (subject to the Closing for its effectiveness) by the Effective Date unless extended by Purchaser Representative;

(iv)                              within five calendar days after the Petition Date, (A) the Company shall not have filed with the Court a motion for approval of the Disclosure Statement and entry of the Confirmation Order, and set a timely return date for the same, in each case in form and substance approved by Purchaser Representative, or (B) the Bankruptcy Court shall not have entered an order approving, on an interim basis, debtor in possession financing on the terms set forth in the DIP Term Sheet attached hereto as Exhibit C (except for changes that are approved by the Purchaser Representative) and all other “first day” motions filed by the Company with Purchaser Representative’s approval in form and substance acceptable to the Purchaser Representative, unless extended by Purchaser Representative;

(v)                                 within five (5) Business Days after the Petition Date, the Company shall have not mailed the notices contemplated in Section 7.2(c), in form and substance approved by Purchaser Representative;

(vi)                              the Debtors shall have filed any motion or other request for relief seeking to (1) dismiss the Bankruptcy Case (2) convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, or (3) appoint a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Bankruptcy Case;

(vii)                         the Bankruptcy Court shall have entered an Order (1) dismissing the Bankruptcy Case, (2) converting the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code, (3) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Bankruptcy Case, (4) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code, or (5) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of the Debtors, regarding or relating to the Debtors;

(viii)                      the Company shall have requested the Bankruptcy Court to grant, or the Bankruptcy Court shall have granted relief that is inconsistent with any of this Agreement, the Confirmation Order, the Plan including the Plan Support Agreement, the Exit Term Loan Term Sheet or the New Credit Agreement in any material respect (in each case, with such amendments and modifications as have been properly effected or are permitted in accordance with the terms hereof);

(ix)                              the Confirmation Order shall not have been entered by the Bankruptcy Court within forty-five (45) days after the Petition Date unless extended by Purchaser Representative;

(x)                                 the Closing Date shall not have occurred within fifteen (15) days after the entry of the Confirmation Order by the Bankruptcy Court unless extended by Purchaser Representative;

(xi)                              any of the conditions to the obligations of Purchasers and the Purchaser Designees set forth in Sections 10.1 or 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchasers or the Purchaser Designees of any representation, warranty, covenant or agreement contained in this Agreement or any Fundamental Agreement, and such condition is not waived by Purchaser Representative;

(xii)                          there shall be a breach by the Company of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 10.1 or 10.2 and which breach cannot be cured or has not been cured by the earlier of (i) fifteen (15) Business Days after the giving of written notice by Purchaser Representative to the Company of such breach and (ii) the Termination Date;

(xiii)                      (A) the Plan Support Agreement shall have been terminated;  (B) the Plan Support Agreement shall have been amended in any respect adverse to any Purchaser, Purchaser Designee or the Company or any of its subsidiaries without the consent of Purchaser Representative; (C) any

Consenting Lender shall have withdrawn, repudiated or challenged its obligations under the Plan Support Agreement or its approval of the Plan or the Transaction or breached any of its obligations under the Plan Support Agreement, in either case in any respect that would adversely affect the confirmation of the Plan or the Transaction or adversely affect any Purchaser, Purchaser Designee or the Company or any of its Subsidiaries after the Closing Date; (D) the Company shall have waived or amended any provision of the Plan Support Agreement without the consent of Purchaser Representative; or (E) any breach or default shall have occurred under the Plan Support Agreement which breach or default would permit any party to terminate the Plan Support Agreement and such breach or default has not been waived or cured within five (5) calendar days after the receipt of written notice of such breach in accordance with the Plan Support Agreement; provided, however, that if the Purchaser Representative has not exercised its right to terminate this Agreement pursuant to this Section and such breach or default has been cured or waived following such five (5) calendar day period, the Purchaser Representative shall no longer have the right to terminate this Agreement pursuant to this Section on account of such breach or default;

(xiv)                       the Company has breached Section 8.11; or

(xv)                          if the Closing shall not have occurred by the close of business on April 30, 2013 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date solely as the result of a material breach by Purchasers or the Purchaser Designees of any of their representations, warranties, covenants or agreements contained in this Agreement, then Purchaser Representative may not terminate this Agreement pursuant to this Section 4.4(b);

(c)                                  by the Company, if any of the following occurs:

(i)                                     if the Closing shall not have occurred by the close of business on the Termination Date; provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Company, then the Company may not terminate this Agreement pursuant to this Section 4.4(c);

(ii)                                  any condition to the obligations of the Company set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(iii)                              there shall be a breach by any of the Purchasers or the Purchaser Designees of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or Section 10.3 and which breach cannot be cured or has not been cured by the earlier of (i) fifteen (15) Business Days after the giving of written notice by the Company to Purchaser Representative of such breach and (ii) the Termination Date.

(d)                                 by the Company or Purchaser Representative, on behalf of the Purchasers and the Purchaser Designees, if any of the following occurs:

(i)                                     there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction permanently enjoining or otherwise prohibiting the consummation of the Transactions; or

(ii)                                  (A) the Company enters into a definitive agreement with respect to a Superior Proposal, (B) the Bankruptcy Court enters an order approving a Superior Proposal, or (C) the Bankruptcy Court enters an order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement, provided, however, that the Company may terminate pursuant to this Section 4.4(d)(ii), only if the applicable action described in clause (A), (B) or (C) was not in violation of Section 8.11 and only if the Company has provided Col-L Acquisition, by wire transfer of immediately available funds, the reimbursement amounts provided for in Section 9.1.

Notwithstanding the foregoing, (i) in the event of the termination of this Agreement for any reason, Col-L Acquisition shall keep and retain the full amount of the Commitment Fee, the Signing Date Expense Amount, and any fees, costs and expenses for which Col-L Acquisition has been reimbursed pursuant to Section 9.1, and Col-L Acquisition shall be entitled to receive immediate payment from the Company for any additional fees, costs and expenses through and including the date of such termination which have not yet been paid by the Company pursuant to Section 9.1, provided that in the event of termination of this Agreement pursuant to Section 4.4(c)(iii), Col-L Acquisition shall pay to the Company upon termination an amount equal to the Commitment Fee.  The failure of a party to exercise its right to terminate this Agreement under, or the extension of any time period in, any provision of this ARTICLE IV at any time will not constitute a waiver of any such right.  For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code in the Bankruptcy Case shall be deemed waived or modified for purposes of providing notice under or terminating this Agreement.

4.5                               Procedure Upon Termination.  In the event of termination by the Purchaser Representative or the Company, or both, pursuant to Section 4.4, written notice thereof shall forthwith be given to the other Party(ies) specifying the provision hereof pursuant to which the termination of the Transactions is made, and this Agreement shall terminate, and the purchase of the Common Stock and the Warrants hereunder shall be abandoned, without further action by Purchasers, the Purchaser Designees or the Company.  If this Agreement is terminated as provided herein, each Party shall redeliver all documents, work papers and other material of any other Party relating to the Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same.

4.6                               Effect of Termination.

(a)                                 In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchasers, the Purchaser Designees or the Company; provided, however, that (i) the obligations of the Parties set forth in this Section 4.6, Section 8.6, Section 8.8, Section 9.1 and Section 9.2 shall survive any such termination and shall be enforceable hereunder, and (ii) in the event of the termination by the Company pursuant to Section 4.4(c)(iii), then Col-L Acquisition shall within five (5) Business Days following such termination deliver to the Company an amount in cash equal to the Commitment Fee; and provided that, in any case, nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

(b)                                 Nothing in this Section 4.6 shall: (i) relieve any Purchaser, any Purchaser Designee or the Company of any liability for breach of this Agreement prior to the date of termination, (ii) require Col-L Acquisition to refund any payment for reimbursement of its fees, costs and expenses made prior to the date of termination, including the Signing Date Expense Amount; or (iii) relieve the Company of its obligation to pay Col-L Acquisition’s fees, costs and expenses in accordance with ARTICLE IX.  No party shall be liable under this Agreement for any special, punitive, consequential or other similar indirect damages.   In no event shall any Purchaser or Purchaser Designee have any Liability hereunder in excess of such Purchaser’s respective Pro Rata Share of the Purchase Price or such Purchaser Designee’s Designee Purchase Price Amount, as applicable, in addition to, with respect to Col-L Acquisition, an amount equal to the Commitment Fee upon the termination of this Agreement pursuant to Section 4.4(c)(iii) subject to and in accordance with Section 4.4.

(c)                                  The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve the Company, CCL,  Purchasers or the Purchaser Designees, of their respective obligations under the Confidentiality Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchasers, the Purchaser Designees and CCL that, except as set forth in the Schedules corresponding to the applicable paragraph or subparagraph:

5.1                               Organization and Good Standing.

(a)                                 The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns or leases real property or in which the conduct of its business or the ownership of its assets or properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to result in a Material Adverse Effect.

(b)                                 Each of the Subsidiaries of the Company is listed on Schedule 5.1(a) along with its jurisdiction of organization.  All of the outstanding shares of capital stock or other ownership interests of each Subsidiary are owned by the Company, directly or indirectly, in each case free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interest), other than (i) restrictions under applicable securities Laws, (ii) Permitted Exceptions and (iii) other Liens that will be released prior to the Closing, and have not been issued in violation of pre-emptive or similar rights. Except as listed on Schedule 5.1(b) and for the capital stock and other ownership interest of their respective Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity, ownership, profit, voting or similar interest in or any other interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

5.2                               Authorization of Agreement.  Except (with respect to the Company’s obligation to perform and consummate the Transactions) for such authorization as is required by the Bankruptcy Court (as herein provided for) and the filing of the Amended and Restated Certificate of Incorporation, in the form approved by the Purchaser Representative in its sole and absolute discretion (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware, the Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which it is a party or to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                               Capitalization.

(a)                                 The capitalization of the Company is set forth on Schedule 5.3(a).  Except as set forth on Schedule 5.3(a), all of the issued and outstanding shares of capital stock of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable, as applicable.  There is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock of the Company (all such securities, together with the securities set forth in Schedule 5.3(a), including the Common Stock, collectively, the “Company Securities”).

(b)                                 The capitalization of each Subsidiary of the Company is set forth on Schedule 5.3(b).  All of the issued and outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries were duly authorized for issuance and are validly issued, fully paid and non-assessable, as applicable.  Except as set forth on Schedule 5.3(b), there is no existing option, warrant, call, right, or Contract of any character to which any of the Company’s Subsidiaries is a party requiring, and there are no securities of any of the Company’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock or other equity interests of any of the Company’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any of the Company’s Subsidiaries.

(c)                                  The Company and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company and/or its Subsidiaries on any matter.

(d)                                 Except as set forth on Schedule 5.3(d), there are no (i) voting trusts, proxies, equity holders agreements or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of the Company or any of its Subsidiaries; (ii) obligations or commitments restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries; or (iii) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e)                                  As a result of the Plan, all of the Company Securities outstanding as of the Petition Date, which constitute all the capital stock of the Company, shall be canceled immediately prior to the Closing with no further rights and obligations relating thereto and all equity-based incentive plans (including stock option plans, rights plans, etc.) of the Company shall be terminated.  As of the Closing (and giving effect to the Closing), all of the issued shares of Common Stock will be held by Purchasers and/or a Purchaser Designee, and all of which shall be free and clear of all Liens.

5.4                               Conflicts; Consents of Third Parties.

(a)                                 None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligations of the Company or any of its Subsidiaries to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than Permitted Exceptions) under any provision of: (i) the organizational documents of the Company or any of its Subsidiaries; (ii) subject to the Confirmation Order, any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound; (iii) subject to the Confirmation Order, any Order of any Governmental Body applicable to the Company or any of its Subsidiaries or any of their respective properties or assets of the Company as of the date hereof; or (iv) subject to the Confirmation Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not be reasonably likely to result in a Material Adverse Effect.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company or any of its Subsidiaries of any other action contemplated hereby or thereby, including the assignment and assumption by the Company or any of its Subsidiaries of any Contracts except for (i) the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; (ii)  compliance with the applicable requirements of the HSR Act or other Antitrust Laws; (iii) the Confirmation Order, and (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not be reasonably likely to result in a Material Adverse Effect.

5.5                               Company Reports and Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), since January 1, 2011 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (or, if amended or superseded by a subsequent filing prior to the date of this

Agreement, as of the date of the last such amendment or superseded filing), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder applicable to such Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseded filing), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)                                 To the Knowledge of the Company, there are no investigations against or involving the Company, any of its Subsidiaries or the Business, pending or Threatened by the SEC.  None of the Company or any of its Subsidiaries has received any letter, request for information, demand or inquiry from the SEC with respect to an investigation involving the Company, any of its Subsidiaries or the Business, during the past three (3) years.

(c)                                  The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the knowledge of the Company, since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.

(d)                                 The Company has previously delivered to Purchasers, the Purchaser Designees and CCL the audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2011, and the related audited consolidated statements of operations and cash flows and the unaudited consolidated balance sheet of the Company, as of September 30, 2012 (the “Company Balance Sheet Date”), and the related unaudited consolidated statements of operations and cash flows.  All of the foregoing financial statements (including the related notes and schedules) and each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) are referred to collectively as the “Company Financial Statements”.  The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly in all material respects the results of operations and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(e)                                  Except (i) as reflected or reserved against in the Company Financial Statements, (ii) for liabilities and obligations incurred since the Company Balance Sheet Date in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Company and its subsidiaries, and (iii) for liabilities or obligations which have been discharged or paid in full in the Ordinary Course of Business, and as set forth in Schedule 5.5(e), neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required to be shown on a balance sheet prepared as of the date of this Agreement in accordance with GAAP, or described in the notes thereto, whether or not accrued, contingent or otherwise.

5.6                               Absence of Certain Changes.  Except as set forth on Schedule 5.6, since January 1, 2012, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business, except for the commencement of the Bankruptcy Case contemplated herein. Except as set forth on Schedule 5.6, since January 1, 2012, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to result in a Material Adverse Effect, except for the commencement of the Bankruptcy Case contemplated herein. Since the Company Balance Sheet Date, no event has occurred and the Company and its Subsidiaries have taken no action that, if taken after the date hereof, would constitute a breach of Section 8.2 (other than Sections 8.2(b)(i)(1) and (2) unless such event or action (i) occurs after the date of this Agreement or (ii) if occurring prior to the date of this Agreement would be reasonably likely to result in a Material Adverse Effect).

5.7                               Taxes.    Except as set forth on Schedule 5.7;

(a)                                 Except for matters that would not be reasonably likely to result in a Material Adverse Effect, (i) the Company and its Subsidiaries have timely filed all Tax

Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of the Company and its Subsidiaries); (ii) all Taxes due with respect to the Company and its Subsidiaries, regardless of whether shown as due on such Tax Returns have been timely paid; (iii) all Taxes required to be withheld by the Company and its Subsidiaries have been withheld and have been timely paid to the appropriate Tax Authority, (iv) no Tax audits, investigations or administrative or judicial proceedings are pending or in progress or have been Threatened with respect to the Company or any of its Subsidiaries, and no adjustment relating to any Tax Return filed with respect to the Company or its Subsidiaries, or both, has been proposed in writing by any Tax Authority; (v) no “closing agreement” pursuant to section 7121 of the Code (or similar provision of any applicable Law) has been entered into by or with respect to the Company or any of its Subsidiaries; (vi) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations) or the period for filing any Tax Return (other than pursuant to an extension of time to file a Tax return obtained in the Ordinary Course of Business), has been executed or filed with any Tax Authority by or on behalf of any of the Company or its Subsidiaries, which Taxes have not since been paid or which Tax Return has not since been filed; (vii) none of the Company or any of its Subsidiaries has been party to any “listed transaction” as defined in Treasury Regulation section 1.6011-4 or subject to any similar provision of any applicable Law; (viii) none of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; and (B) installment sale or open transaction disposition made on or prior to the Closing Date, or (C) election under section 108(i) of the Code; and (ix) none of the Company or any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar Contract or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income, taxable losses, or taxable value of any other Person, other than commercial agreements, Contracts or arrangements, in each case, the primary purpose of which does not relate to Taxes and entered into in the Ordinary Course of Business or agreements, Contracts or arrangements solely between or among the Company and its Subsidiaries.

(b)                                 The Company is not a foreign person within the meaning of section 1445 of the Code.

(c)                                  There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, except for liens that would not be reasonably likely to result in a Material Adverse Effect.

5.8                               Real Property.  Schedule 5.8 sets forth a complete list of (a) all material real property and interests in real property owned in fee by the Company and its Subsidiaries (individually, an “Owned Property”), and (b) all material real property and interests in real property leased by the Company and its Subsidiaries (individually, a

“Real Property Lease”) as lessee or lessor.  The Company and its Subsidiaries have good and valid fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except for Permitted Exceptions.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Real Property Leases.

5.9                               Tangible Personal Property; Capital Leases.

(a)                                 Schedule 5.9(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of Twenty-Five Thousand Dollars ($25,000) relating to personal property used by the Company or any if its Subsidiaries or to which the Company or any if its Subsidiaries is a party or by which the properties or assets of the Company or any if its Subsidiaries is bound.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by the Company or any if its Subsidiaries under any of the Personal Property Leases.

(b)                                 Schedule 5.9(b) sets forth all capital leases (“Capital Leases”) involving annual payments in excess of Twenty-Five Thousand Dollars ($25,000) relating to property used by the Company or any if its Subsidiaries or to which the Company or any if its Subsidiaries is a party or by which the properties or assets of the Company or any if its Subsidiaries are bound; provided, however, that the Capital Leases not disclosed on Schedule 5.9(b) shall not, in the aggregate, involve annual payments in excess of One Hundred Thousand Dollars ($100,000).

(c)                                  The Company and its Subsidiaries have a valid and enforceable leasehold interest under each of the Personal Property Leases and Capital Leases under which each is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each of the Personal Property Leases and Capital Leases is in full force and effect.

(d)                                 All personal property of the Company and its Subsidiaries (including personal property subject to Personal Property Leases) and all property of Company or any of its Subsidiaries subject to Capital Leases, is (i) in good operating condition and repair (ordinary and reasonable wear and tear excepted), and (ii) suitable for the purposes for which it is currently used.

(e)                                  Neither the Company nor any of its Subsidiaries has leased or subleased to any other Person any property that is subject to a Personal Property Lease or a Capital Lease.  Neither the Company nor any of its Subsidiaries has assigned to any other Person its interest under any lease or sublease with respect to any property subject to a Personal Property Lease or Capital Lease.  The rental set forth in each lease or sublease of any item or distinct group of personal property of the Company or each of its

Subsidiaries is and immediately after the Closing reflects in all material respects the actual rental being paid by the Company or such Subsidiary and there are and immediately after the Closing will be no separate agreements or understandings in respect thereof.

5.10                        Intellectual Property.

(a)                                 Except where the failure would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries taken as a whole, the Company or each of its Subsidiaries own or possess adequate licenses or other valid rights in use, publish and perform, as applicable, all Intellectual Property used by them in the Ordinary Course of Business or as otherwise necessary for the conduct of their businesses as conducted on the date hereof (collectively, the “Company Intellectual Property”).  Schedule 5.10(a) sets forth a complete and accurate list of all registered and material unregistered copyrights, trademarks, patents and domain names in which the Company or any of its Subsidiaries purports to have an ownership interest. Such schedule will include the title of the mark, patent or domain name and, in the case of trademarks and service marks, the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the particular entity which holds the interest.

(b)                                 Except as set forth on Schedule 5.10(b):

(i)                                     The Company Intellectual Property is owned free and clear of all Liens other than Permitted Exceptions and Intellectual Property Licenses.

(ii)                                  The Company Intellectual Property is not the subject of any ownership, validity, use, or enforceability challenge or claim received by the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, any outstanding Order restricting the use by the Company or any of its Subsidiaries thereof or adversely affecting any of the rights of Company or any of its Subsidiaries thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

(iii)                               Except where the failure would not reasonably be expected to be, individually or in the aggregate, material to Company or any of its Subsidiaries taken as a whole, Company and each of its Subsidiaries take and have taken reasonable measures, consistent with industry practice as of the date of this Agreement, to register, maintain and renew all trademarks, trade names, copyrights and service marks owned by each of the Company or any of its Subsidiaries that are included in the Company Intellectual Property.

(iv)                              Neither the Company nor any of its Subsidiaries has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property License to which the Company or any of its Subsidiaries is a party, except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company and its Subsidiaries, no Person is violating any Intellectual Property exclusively licensed to the Company or any of its Subsidiaries under an Intellectual Property License, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)                                 The Company Intellectual Property and the conduct of the Businesses as currently conducted do not Infringe any Intellectual Property right of any Person in any way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Company and its Subsidiaries, no third Person is Infringing any Intellectual Property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for Infringement arising from unauthorized copying (e.g., piracy and “bootlegging”, peer-to-peer file sharing over the Internet and the like). No legal proceedings are pending or, to the Knowledge of the Company, Threatened that (i) assert that any Company Intellectual Property or any action taken by the Company and any of its Subsidiaries Infringes any Intellectual Property; or (ii) challenge the validity or enforceability of, or the rights of the Company and any of its Subsidiaries in, any Company Intellectual Property, which in each case of the foregoing clauses (i) and (ii) would reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries taken as a whole.  The consummation of the transactions contemplated hereby will not adversely affect any right or interest of the Company or any of its Subsidiaries in any Company Intellectual Property in any way which would be reasonably expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, taken as a whole.

(vi)                              The Company and each of its Subsidiaries have used commercially reasonable efforts to protect the confidentiality of any material trade secrets and other material confidential and proprietary information.

5.11                        Material Contracts.

(a)                                 Schedule 5.11 sets forth all of the following Contracts to which the Company or any if its Subsidiaries is a party or by which it is bound or by which any of their properties or assets may be bound or affected (collectively, the “Material Contracts”):

(i)                                     Contracts with any Affiliate or current or former officer or director of the Company or any of its Subsidiaries (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(ii)                                  Contracts with any labor union or association representing any Employees of the Company or any of its Subsidiaries;

(iii)                               Contracts for the sale of any of the assets of the Business, other than in the Ordinary Course of Business;

(iv)                              Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;

(v)                                 Contracts providing for a license of any Intellectual Property, in each case for consideration in excess of One Hundred Thousand Dollars ($100,000);

(vi)                              other than Contracts identified in Section 5.11(a)(vii) below, Contracts providing for services provided by the Company or any of its Subsidiaries, in each case for consideration in excess of Two Hundred Thousand Dollars ($200,000) during 2011 or for which the Company or its Subsidiaries reasonably expects to receive consideration in excess of Two Hundred Thousand Dollars ($200,000) during 2012;

(vii)                           Contracts providing for services to any hotels, in each case for consideration in excess of Two Hundred Thousand Dollars ($200,000) during 2011 or for which the Company or its Subsidiaries reasonably expects to receive consideration in excess of  Two Hundred Thousand Dollars ($200,000) during 2012;

(viii)                        Contracts with any advisors or other service providers on the Transactions, in each case for consideration in excess of One Hundred Thousand Dollars ($100,000);

(ix)                              other than contracts identified in Section 5.11(a)(viii) above, Contracts for the employment of any individual or consulting or other basis involving annual compensation in excess of One Hundred Thousand Dollars ($100,000);

(x)                                 Contracts containing a covenant that restricts the Company or any its Subsidiaries from engaging in any line of business, conducting the Business in any geographic area, competing with any Person or hiring any Person;

(xi)                              Contracts relating to a partnership or joint venture of the Business, the Company or any of its Subsidiaries;

(xii)                           any agreement creating an indemnification obligation of the Company or any of its Subsidiaries, other than agreements entered into in the Ordinary Course of Business and other than engagement or advisor agreements entered into in connection with the restructuring of the Debtors;

(xiii)                        any agreement whereby any of the Company or any of its Subsidiaries provides a warranty with respect to its services rendered or its products sold or leased outside the Ordinary Course of Business;

(xiv)                       any stockholders agreement, registration rights agreement, voting agreement or other similar agreement to which the Company or any of its Subsidiaries is subject;

(xv)                          Contracts providing for severance, retention, change in control or similar payments;

(xvi)                       the Studio Contracts;

(xvii)                    Contracts relating to incurrence of Indebtedness or the making of any loans; or

(xviii)                 Contracts which involve the expenditure of more than Two Hundred Thousand Dollars ($200,000) in the aggregate and require performance by any Party more than one (1) year from the date hereof that, in either case, are not terminable by the Company or any of its Subsidiaries without penalty on less than one hundred eighty (180) days’ notice, other than any Contracts identified elsewhere in this Section 5.11(b).

(b)                                 Except as otherwise disclosed on Schedule 5.11 neither the Company nor any of its Subsidiaries (i) has received any written notice that it is in violation or breach of or in default under (nor does there exist any condition which together with the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of any of the Company or any of its Subsidiaries under) any Contract if such Contract involves payments or expenditures by or to the Company or any of its Subsidiaries in excess of Fifty Thousand Dollars ($50,000), other than notices solely involving payment defaults and which are initially received by the Company during the six (6) month period immediately prior to the date hereof; or (ii) has otherwise failed to exercise an option under any Contract which may adversely impact the Company or any of the Subsidiaries’ rights under a Contract. Each Material Contract is valid and binding in all respects upon, and enforceable against, the Company and/or applicable Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect.  Except as set forth in Schedule 5.11, neither the Company nor any of its Subsidiaries has given notice to any other Person that such Person has breached, violated or defaulted under any Material Contract.  To the Knowledge of the Company and its Subsidiaries, no other party to any Contract has alleged that the Company and/or any of the Subsidiaries is in violation or breach of or in default under any Contract or has notified the Company or any of the Subsidiaries of an intention to modify any material terms of or not to renew any Contract, except where such breach, default, modification or failure to renew is not reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.   Except as set forth in Schedule 5.11, as of the date hereof, (a) no third party under a Contract for the provision of services to hotels, hotel management agreements or agreements for the provision of services to other establishments, has notified the Company that it intends to (i) terminate such Contract during the term thereof as a result of the Company’s default, breach or otherwise or (ii) de-install the Company’s equipment or otherwise not renew such Contract upon the expiration of the term thereof.  Schedule 5.11(b) contains a true and complete list in all material respects of all hotels for which the Company has a Contract for the provision of services  and such lists indicates the term of such Contract.

5.12                        Employee Benefits.

(a)                                 Schedule 5.12(a) lists all “employee benefit plans” (as defined in section 3(3) of and subject to ERISA) and all other material plans or agreements (other than governmental plans, statutorily required benefit arrangements and individual grant agreements) providing bonus, incentive compensation, deferred compensation, change in control, pension, welfare benefit, severance, sick leave, vacation pay, salary continuation, disability, life insurance, and educational assistance as to which the Company and its Subsidiaries have any Liability for current or former employees of the Company and its Subsidiaries (the “Employee Benefit Plans”).

(b)                                 True, correct and complete copies of the following documents, with respect to each of the material Employee Benefit Plans (as applicable), have been made available to Purchasers and the Purchaser Designees: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Form 5500 and schedules thereto; (iii) the most recent financial statement and actuarial valuation; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description (including letters or other documents updating such description).

(c)                                  None of the Employee Benefit Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or is or has been subject to sections 4063 or 4064 of ERISA, or is subject to Title IV of ERISA.

(d)                                 Each of the Employee Benefit Plans (other than any multiemployer plan) intended to qualify under section 401 of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.  None of the Company nor any of its Subsidiaries has engaged in any transaction that could subject the Company or any of its Subsidiaries to a Tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

(e)                                  Except for non-compliance as may be required to comply with the Bankruptcy Code during the Bankruptcy Case, or in accordance with and following the effective date of the Plan, each of the Employee Benefit Plans has been administered in all material respects in compliance with its terms and all applicable Laws and, with respect to each such Employee Benefit Plan, (i) all employer and employee contributions required by Law or by the terms of the plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) if they are intended to be funded and/or book-reserved, the fair market value of the assets of each funded plan, or the book reserve established for each plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(f)                                   There are no judicial or governmental proceedings pending or, to the Knowledge of the Company, Threatened with respect to any Employee Benefit Plan other than claims for benefits thereunder in the ordinary course.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Employee of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits, in each case, that would be required to be satisfied by Purchasers and the Purchaser Designees following the Closing.

5.13                        Labor.

(a)                                 Schedule 5.13(a) sets forth a list of each currently effective labor or collective bargaining agreement, works council or similar agreement to which the Company or any of its Subsidiaries is a party (the “Collective Bargaining Agreements”).

(b)                                 There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, Threatened against or involving the Company or any of its Subsidiaries; or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, Threatened by or on behalf of any Employee or group of Employees of the Company or any of its Subsidiaries, except in each case as would not be reasonably likely to result in a Material Adverse Effect.

5.14                        Litigation.  Except as set forth on Schedule 5.14, and except for the Bankruptcy Case, there are no Legal Proceedings pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries before any Governmental Body which (i) if adversely determined, would be reasonably likely to result in damages in excess of Fifty Thousand Dollars ($50,000) or a Material Adverse Effect, or (ii) seeks to challenge or otherwise prevent the consummation of the Transactions, and no injunction has been entered or issued with respect to the Transactions.  Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to result in a Material Adverse Effect.

5.15                        Compliance with Laws; Permits.

(a)                                 The Company and its Subsidiaries are in compliance with all Laws applicable to their respective operations or assets or the Business, except where the failure to be in compliance would not be reasonably likely to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with the violation of any Laws, except where such violation would not be reasonably likely to result in a Material Adverse Effect.

(b)                                 The Company and its Subsidiaries currently have all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not be reasonably likely to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not be reasonably likely to result in a Material Adverse Effect.

5.16                        Environmental Matters.  The representations and warranties contained in this Section 5.16 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as would not be reasonably likely to result in a Material Adverse Effect:

(a)                                 the operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

(b)                                 the Company and each of its Subsidiaries has obtained all Permits required under all applicable Environmental Laws necessary to operate its business;

(c)                                  neither the Company nor any of its Subsidiaries is the subject of any outstanding Order or Contract with any Governmental Body respecting Environmental Laws, including any Remedial Action or any Release or threatened Release of a Hazardous Material;

(d)                                 neither the Company nor any of its Subsidiaries has received any written communication alleging either or both that the Company or any of its Subsidiaries may (i) be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law; or (ii) have any liability under any Environmental Law; and

(e)                                  to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company or any of its Subsidiaries pending or Threatened which would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law.

5.17                        Accounts and Notes Receivable and Payable.

(a)                                 All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms, are properly reflected on the Company’s and the Subsidiaries’ books and records and properly reserved for with respect to doubtful accounts, all in accordance with GAAP.

(b)                                 All accounts payable of the Company and its Subsidiaries reflected in the Company balance sheets or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

5.18                        Financial Advisors.  Except for, FTI Consulting, Inc., Miller Buckfire & Co., LLC, J.P. Morgan Securities LLC and Moorgate Partners LLP, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the Transactions and no Person is entitled to any fee or commission or like payment from Purchasers or the Purchaser Designees in respect thereof.

5.19                        Disclosure.  The Company has disclosed to Purchasers and the Purchaser Designees all matters known to it that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The information furnished by the Company to Purchasers and the Purchaser Designees in connection with the transactions contemplated hereby and the negotiation of this Agreement, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CCL AND PURCHASERS

6.1                               Representations and Warranties of Purchasers.  Each Purchaser, solely on behalf of itself and not with respect to any other Purchaser or any Purchaser Designee,  hereby represents and warrants to the Company as follows:

(a)                                 Organization and Good Standing.  Purchaser is duly organized, validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)                                 Authorization of Agreement.  Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser to the extent they are a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser to the extent they are a party thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c)                                  Conflicts; Consents of Third Parties.

(i)                                     None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the organizational documents of Purchaser, (ii) any Contract of Permit to which Purchaser is a party or by which Purchaser is bound or (iii) any Order of any Governmental Body applicable to Purchaser or any of its properties or assets or any applicable Law, in any case, other than, such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.

(ii)                                  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, except for compliance with the Confirmation Order and such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.

(d)                                 Litigation.  There are no Legal Proceedings pending or, to the knowledge of the executive officers of the managing member of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.

(e)                                  Financial Advisors.  Except for Guggenheim Securities, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for

Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

(f)                                   Investment Intention.  Purchaser and/or the Purchaser Designee(s) is acquiring the shares of Common Stock and the Warrants for their respective own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.  Purchaser understands that the Warrants have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.2                               Representations and Warranties of CCL.  CCL hereby represents and warrants to the Company as follows:

(a)                                 Organization and Good Standing.  CCL is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)                                 Authorization of Agreement.  CCL has all requisite power, authority and legal capacity to execute and deliver this Agreement or any Purchaser Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by CCL of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on behalf of CCL, as applicable.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by CCL to the extent it is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, a legal, valid and binding obligation of CCL, enforceable against CCL to the extent it is a party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(c)                                  Conflicts; Consents of Third Parties.

(i)                                     None of the execution and delivery by CCL of this Agreement or the Purchaser Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by CCL with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the organizational documents of CCL, (ii) any Contract of Permit to which CCL is a party or by which CCL is bound, or (iii) any Order of any Governmental Body applicable to CCL or any of their respective properties or assets or any applicable

Law, other than, in any case, such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have a material adverse effect on the ability of CCL to perform its obligations under this Agreement or to consummate the Transactions.

(ii)                                  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of CCL in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by CCL with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by CCL of any other action contemplated hereby or thereby,  except for compliance with the Confirmation Order and such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not be reasonably be expected to have a material adverse effect on the ability of CCL to perform its obligations under this Agreement.

(d)                                 Litigation.  There are no Legal Proceedings pending or, to the knowledge of CCL, threatened against CCL, or to which CCL is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of CCL to perform its obligations under this Agreement. CCL is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of CCL to perform its obligations under this Agreement.

(e)                                  Financial Advisors.  Except for Guggenheim Securities, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for CCL in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

(f)                                   Financial Capability.  CCL has the financial capacity to guarantee the obligation of Col-L Acquisition to pay its Pro Rata Share of the Base Purchase Price, at Closing upon satisfaction of the conditions set forth in ARTICLE X, in accordance with this Agreement.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1                               Intentionally Left Blank.

7.2                               Bankruptcy Court Filings.

(a)                                 The Company agrees to support and use its commercially reasonable efforts, and agrees to cause the Subsidiary Debtors to use their respective commercially reasonable efforts, to consummate the Transactions, to timely and properly solicit acceptances for and confirmation of the Plan, to prosecute the Bankruptcy Case and, without limitation to the foregoing, to take the following actions:

(i)                                     file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or prior to (x) forty (40) calendar days after the date hereof;

(ii)                                  file and seek Bankruptcy Court orders approving all customary and otherwise necessary “first day” motions;

(iii)                               file the Plan and the Disclosure Statement on the Petition Date;

(iv)                              take such actions as may be reasonably necessary or appropriate to cause each of the Orders it seeks with the consent, to the extent required herein, of, or at the request of, Purchaser Representative, and the Confirmation Order, to be issued, entered and become final;

(v)                                 prosecute each appeal, petition or motion in the Bankruptcy Case to the extent the failure to take such action would be inconsistent with the terms of this Agreement, the Confirmation Order or the Plan;

(vi)                              move to assume or reject all executory contracts and unexpired leases to which it is a party or by which it is bound (with such assumption or rejection to be effective on the Closing Date), as directed by Purchaser Representative in its sole and absolute discretion; and

(vii)                           not waive any provision of, or amend, the Plan Support Agreement without Purchaser Representative’s consent, or otherwise take any action that would permit the Consenting Lenders to terminate the Plan Support Agreement.

(b)                                 Each Purchaser and Purchaser Designee agrees that it will promptly take such actions as are reasonably requested by the Company to assist in obtaining the Confirmation Order and a finding of adequate assurance of future performance by Purchasers and the Purchaser Designees, including making witnesses available to testify and furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchasers and the Purchaser Designees under this Agreement (other than information subject to confidentiality restrictions).  In the event the Confirmation Order shall be appealed, the Company shall use its commercially reasonable efforts to defend such appeal.  The Parties will work together in good faith to obtain appropriate protective orders with respect to any information deemed to be commercially sensitive.

(c)                                  The Company shall provide appropriate notice in connection with the Bankruptcy Case to all parties in interest of the Plan, including all parties to any Contracts with the Company or any Subsidiary Debtor and all Taxing and environmental authorities in jurisdictions applicable to the Debtors, and any other parties to whom Purchaser Representative asks the Company to provide notice (“Interested Persons”).  On the Business Day following the entry of any order sought in connection with a motion filed on the Petition Date, establishing the procedures for parties providing notice of proposed cure amounts to parties to executory contacts and unexpired leases and a deadline for objections and responses thereto, the Company shall serve a cure notice (the “Cure Notice”) by first class mail on all non-debtor counterparties to all executory contracts and unexpired leases to which any Debtor is a party or by which any of their properties are bound, in form and substance satisfactory to Purchaser Representative.  The Cure Notice shall inform each recipient that its respective executory contract or unexpired lease may be designated by Company as either assumed or rejected, and the timing and procedures relating to such designation, and, to the extent applicable (i) the title of the executory contract or unexpired lease, (ii) the name of the counterparty to the executory contract or unexpired lease, (iii) the Company’s good faith estimates of the cure amounts required in connection with such Contract, (iv) the identity of Purchasers and the Purchaser Designees and (v) the deadline of not more than fifteen (15) calendar days by which any such Contract counterparty may file an objection to the proposed assumption and assignment and/or cure, and the procedures relating thereto.  Purchaser Representative shall have the right to direct which executory contracts and unexpired leases shall be assumed or rejected by the Company or any of its Subsidiaries, and the Company shall take all action necessary to effect such choices and shall consult with Purchaser Representative, and shall permit Purchaser Representative to participate in any negotiation, regarding the resolution of any such assumption or rejection with any counterparty to an executory contract or unexpired lease.  The Company shall file a motion on the Petition Date seeking entry of an order that provides that counterparties to executory contracts or unexpired leases that do not object within 15 days of the notice from the Company to the assumption of their contract or the proposed cure amount shall be deemed to have assented to (i) the cure amount proposed by the Company of its Subsidiaries and (ii) the assumption of the applicable executory contract or unexpired lease, notwithstanding any provision of such contract that (a) prohibits, restricts or conditions the transfer or assignment of such contract or (b) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Company of its Subsidiaries under such contract or a change in the ownership or control of the Company contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Company of its Subsidiaries or terminated or modifying such contract on account of transactions contemplated by the Plan.

(d)                                 The Company shall not seek, nor shall it permit any Subsidiary Debtor to seek, (i) any modification to the Confirmation Order by the Bankruptcy Court or any other court of competent jurisdiction, in each case, without the prior written consent of Purchaser Representative or (ii) any supplement to the plan (a “Plan Supplement”) which is inconsistent with any of this Agreement, the Plan, or the Confirmation Order.

(e)                                  Subject to Section 8.11, (i) Purchaser Representative and the Company will not (and the Company shall cause its Subsidiaries to not) propose, agree to, consent to, provide any support to, or participate, directly or indirectly, in the formulation of any modification of the Plan, unless such modification has been agreed to by Purchaser Representative, (ii) each of Purchaser Representative and the Company will not (and the Company shall cause it Subsidiaries to not) propose, agree to, consent to, provide any support to, or participate, directly or indirectly, in the formulation of any other plan in the Bankruptcy Case other than the Plan, and (iii) each of Purchaser Representative and the Company further agree that it will not (and the Company shall cause the Subsidiary Debtors to not) commence or support any proceeding, or any other Person’s effort, to oppose or alter any of the terms of this Agreement, the Plan or any Reorganization Document, and will not take any action, directly or indirectly, that is inconsistent with, or that would prevent, delay or impede approval or confirmation of the Plan or any Reorganization Document.  Without limiting the generality of the foregoing and except pursuant to Section 8.11, each of Purchaser Representative and the Company agrees that it will not (and Company shall cause the Subsidiary Debtors to not) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of Company or any of the Subsidiary Debtors that could reasonably be expected to prevent, delay or impede the confirmation or approval of the Plan or any Reorganization Document.

ARTICLE VIII

COVENANTS

8.1                               Access to Information and Personnel.  The Company agrees that, prior to the Closing Date, Purchasers and the Purchaser Designees shall be entitled, through their respective officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the personnel and properties, Contracts, commitments, businesses and operations of the Business and such examination of the books and records of the Business and such other additional accounting, financing, operating and other data and information regarding the Company and its Subsidiaries as any Purchaser or Purchaser Designee may reasonably request and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  No information or knowledge obtained in any investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated herein.  The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate with each Purchaser, Purchaser Designee and their respective representatives in connection with such investigation and examination, and each Purchaser, Purchaser Designee and their respective representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound.

8.2                               Conduct of the Business Pending the Closing.

(a)                                 Prior to the Closing, except (1) as set forth on Schedule 8.2(a); (2) as required by applicable Law or by Order of the Bankruptcy Court; (3) as otherwise expressly contemplated by this Agreement; or (4) with the prior written consent of Purchaser Representative, the Company shall, and shall cause each of its Subsidiaries to:

(i)                                     conduct the Business only in the Ordinary Course of Business; provided, however, that the Company may not take any of the actions set forth in Section 8.2(b) without the prior written consent of Purchaser Representative or as required by applicable Law or by Order of the Bankruptcy Court, regardless of whether such action is in the Ordinary Course of Business, except as set forth on Schedule 8.2(b);

(ii)                                  observe and comply in all material respects with all requirements under applicable Laws, including the Exchange Act and continue to satisfy all reporting obligations under the Exchange Act; and

(iii)                               use its commercially reasonable efforts to preserve the present (A) business operations, organization and goodwill of the Business, and (B) relationships with employees, customers and suppliers of the Company and its Subsidiaries.

(b)                                 Except (1) as set forth on Schedule 8.2(b)(1) (solely with respect to the column labeled “Already Committed/Approved to Spend”), Schedule 8.2(b)(2) or Schedule 8.2(b)(3) (solely in the Ordinary Course of Business and, to the extent an amount is set forth on any applicable portion of such Schedule with respect to any item, up to such amount); (2) as required by applicable Law (provided, that any Law or Order of the Bankruptcy Court that permits but does not require the Company or any of its Subsidiaries to make a payment shall not be deemed to be required to be paid); (3) as otherwise expressly contemplated by this Agreement (other than in Section 8.2(a)); or (4) with the prior written consent of Purchaser Representative, the Company shall not, and shall not permit its Subsidiaries to:

(i)                                     (1) make any individual payment or expenditure or series of related payments or expenditures, including pursuant to a Contract pursuant to which the total amount required to be paid by the Company or one or more of its Subsidiaries on one or more dates, or incur any Liability or Indebtedness under any existing Contract of the Company or any of its Subsidiaries in an amount in excess of One Hundred Thousand Dollars ($100,000), provided that the Company shall not be permitted to make any payment even if less than the amount set forth above if such payment is of the type that is set forth on Schedule 8.2(b)(1)(capital expenditure schedule) or 8.2(b)(2)(employee hires) (other than payment of normal salary on the regularly scheduled payroll dates in the Ordinary Course of Business) or (2) make any new agreement or enter into any new Contract requiring any payment or expenditure or incur any Liability or Indebtedness on behalf of the Company or any of its Subsidiaries in an amount in excess of Twenty-Five Thousand Dollars ($25,000), provided that the Company shall not enter into any new Contract with respect to a capital expenditure or hiring of any employee regardless of the amount of such Contract or agreement;

(ii)                                  (A) increase the annual level of compensation of any Employee, (B) grant any unusual or extraordinary additional compensation to any Employee, (C) increase the coverage or benefits available under any Employee Benefit Plan, (D) enter into any employment, deferred compensation, severance or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party with an Employee of the Company or any of its Subsidiaries whether express or implied; (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in any such Employee Benefit Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries or (H) hire any new Employee;

(iii)                               acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any material assets (except pursuant to an existing Contract in the Ordinary Course of Business);

(iv)                              cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries;

(v)                                 enter into, modify or terminate any labor or collective bargaining agreement;

(vi)                              repurchase, redeem or otherwise acquire, or grant any rights or enter into any Contracts or commitments to repurchase, redeem or acquire, any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or declare, set aside, make or pay any dividend or other distribution with respect to its capital stock or other securities or ownership interests;

(vii)                           issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase shares of capital stock or other securities of the Company or any of its Subsidiaries, except as expressly contemplated herein or in the Plan;

(viii)                        amend the certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries, except as expressly contemplated herein or in the Plan;

(ix)                              effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries;

(x)                                 enter into or agree to enter into any merger or consolidation with any corporation or other entity or invest in, make a loan, advance other than in the Ordinary Course of Business or capital contribution to, or otherwise acquire the securities of any other Person;

(xi)                              fail to use commercially reasonable efforts to maintain present insurance policies or other comparable insurance benefiting the assets of the Company or any of its Subsidiaries and the conduct of their respective Businesses;

(xii)                           (A) make, change or rescind any material election relating to Taxes, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (C) make any material change to any of its methods of accounting for Tax purposes from those employed in the preparation of its most recent Tax Returns, (D) enter into any agreement to share or pay any Taxes of another Person (other than to customers, clients, or vendors in the Ordinary Course of Business), or (E) agree to an extension or waiver of the statute of limitations applicable to the assessment or collection of any material Taxes (other than pursuant to an extension of time to file a Tax return obtained in the Ordinary Course of Business);

(xiii)                        create, incur or subject any of its assets to any Lien, except for Permitted Exceptions;

(xiv)                       except as set forth on Schedule 8.2(b)(xiv), enter into, amend, supplement, waive, modify, terminate, or cancel (A) any Material Contract in any material respect, or (B) any Contract that is not a Material Contract, other than in the Ordinary Course of Business;

(xv)                          designate any executory contract or unexpired lease for rejection;

(xvi)                       make any material change to any of its methods of accounting;

(xvii)                    permit any material Intellectual Property that is subject to a registration or an application for registration (unless the Company has made a reasonable determination that such Intellectual Property has no value or has nominal value) to lapse, be abandoned or canceled, expire or terminate, or fail to make any payments with respect thereto when due; provided, however, that neither the expiration of a patent on its scheduled expiration date nor the abandonment of an application for registration of a trademark in connection with a third party opposition proceeding, which the applicant, in its reasonable business judgment, has determined it would be unlikely to prevail, shall be deemed a breach of the foregoing;

(xviii)                 enter into, create, incur or assume any obligations, or enter into any agreement, in any case with any Affiliates of the Company; or

(xix)                       enter into any Contract, arrangement or understanding, or agree, in writing or otherwise, to take any of the actions described in this Section 8.2 or any action that would make any of the representations or warranties of the Company in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform their covenants hereunder or under the Transaction documents to which it is a party.

8.3                               Consents.  The Company shall use its commercially reasonable efforts, and each Purchaser and each Purchaser Designee shall use commercially reasonable efforts to cooperate with the Company, to obtain at the earliest practicable date (a) all consents, approvals and waivers required from third Persons to consummate the Transactions, and (b) actions or nonactions, waivers, consents and approvals required to be obtained by such party from Governmental Body (including using commercially reasonable efforts to make all necessary registrations and filings and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body), including the consents, approvals and waivers referred to in Section 5.4(b); provided, however, that neither the Company nor Purchasers or the Purchaser Designees shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

8.4                               Regulatory Approvals.

(a)                                 If necessary, Purchasers, the Purchaser Designees and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) use commercially reasonable efforts to comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such Transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or the Transactions.  Each such Party shall furnish to each other such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of any application or other filing to be made pursuant to any applicable Law in connection with the Transactions.  Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or the Transactions.  No Party shall independently participate in any formal meeting relating to the Antitrust Laws with any

Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws and the Company shall consider in good faith the views of Purchaser Representative in connection with any proposed written communication to any Governmental Body relating to such matters.

(b)                                 Purchasers, the Purchaser Designees and the Company shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or Threatened to be instituted) challenging any of the Transactions as being in violation of any Antitrust Law, at the request of the Company, Purchasers and the Purchaser Designees shall use its commercially reasonable efforts to cooperate with the Company and contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions.

(c)                                  Purchasers, the Purchaser Designees and the Company shall use their commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement. In furtherance and not in limitation of the covenants of the parties contained in this Section 8.4, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Body or other Person with respect to the Transactions so as to enable the Parties to close the Transactions as expeditiously as possible.

8.5                               Further Assurances.  The Company and each of Purchasers and Purchaser Designees shall use its commercially reasonable efforts to: (a) take all actions necessary to consummate the Transactions on the terms set forth herein, the Confirmation Order and the Plan, and to exempt the Transactions from the provisions of any Contract or Law that would impose any material burden or restriction on the Company or its Subsidiaries after the Closing or make more burdensome the effectuation of the Transactions; (b) cause the fulfillment at the earliest practicable date of all of the conditions to, with respect to each Purchaser’s, each Purchaser Designee’s and the Company’s obligations to consummate the Transactions, and with respect to the Company’s, each Purchaser’s and each Purchaser Designee’s obligations to consummate the Transactions; (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, against it challenging this Agreement or the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably requested by the other Party for the purpose of consummating the Transactions.

8.6                               Confidentiality.  Each Purchaser and Purchaser Designee acknowledges that the Evaluation Material (as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including under Section 8.1, and the consummation of the Transactions, is subject to the terms of the confidentiality agreement by and among the Company, Colony Capital Acquisitions, LLC and Manhattan Pacific Partners, LLC, dated as of April 18, 2011 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  The Company and each Purchaser and Purchaser Designee shall, if initially a party thereto, continue to be bound by the terms of the Confidentiality Agreement and, if not initially a party thereto, observe and perform the obligations of Colony Capital Acquisitions, LLC thereunder as if such Purchaser or Purchaser Designee were initially a party thereto.

8.7                               Indemnification and Exculpation.

(a)                                 Each Purchaser and Purchaser Designee agrees that all rights of the individuals who on or prior to the Closing Date were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation, bylaws, or comparable organizational documents of the Company or any of its Subsidiaries, as applicable, as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b)                                 The provisions of this Section 8.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.  The obligations of Purchasers and the Purchaser Designees under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7).

8.8                               Publicity.  Neither the Company nor any Purchaser or Purchaser Designee shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party (which approval will not be unreasonably withheld, delayed or conditioned) unless disclosure is required by applicable Law or by order of the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided that the

Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or order of the Bankruptcy Court to consult with the other Party with respect to the text thereof and to provide reasonable prior notice thereof.

8.9                               Guarantee.  Subject to the limitations set forth herein, CCL hereby guarantees (a) the obligation of Col-L Acquisition, upon the satisfaction of all of the conditions set forth in ARTICLE X, to pay its Pro Rata Share of the Base Purchase Price in accordance with this Agreement, subject to the terms and conditions set forth herein and (b) if judicially determined that Col-L Acquisition has defaulted hereunder in its obligation to pay to the Company an amount in cash equal to the Commitment Fee pursuant to Section 4.4 in accordance herewith, the obligation of Col-L Acquisition to pay an amount in cash equal to the Commitment Fee to the Company in accordance with Section 4.4; provided, however, that in no event shall such guarantee obligation exceed Twenty Million Dollars ($20,000,000); provided, further, however, that, for clarity, this guarantee shall not apply to the obligation of any other Purchaser to pay its Pro Rata Share of the Base Purchase Price or the obligation of any Purchaser Designee to pay its Designee Purchase Price Amount.

8.10                        Certain Notifications.

(a)                                 The Company shall:

(i)                                     promptly notify Purchaser Representative, in writing of the occurrence of (A) any circumstance or event that will result in, or would reasonably be expected to result in, the failure of any of the closing conditions specified in Section 10.1 or Section 10.3 to be satisfied, (B) any Material Adverse Effect and (C) any Legal Proceedings pending or threatened by any stockholder of the Company in connection with this Agreement or any of the Transactions;

(ii)                                  promptly forward to Purchaser Representative, at least three (3) Business Days in advance of filing or execution (as applicable), drafts, for Purchaser Representative’s review and comment, of (A) memoranda of law and declarations/affidavits regarding the Plan or the Disclosure Statement; (B) the schedules and statements of financial affairs of the Company and the Subsidiary Debtors, if any; (C) all other pleadings, motions, proposed orders, statements, schedules, applications, reports, declarations, affidavits, exhibits and other papers that the Company or the Subsidiary Debtors intend to file in the Bankruptcy Case that relate to this Agreement, the Transaction, the Plan (including the solicitation or confirmation thereof), or in any manner relate to or affect the Transactions; consult with Purchasers and the Purchaser Designees in good faith with respect to any comments it provides and unless such comments would be inconsistent with this Agreement or the Plan, use reasonable efforts to include them; provided, however, that in the case of the emergency filing of any document listed in subclause (C) of this Section 8.10(a)(ii) the Company shall not be required to the extent not practical to provide three (3) Business Days’ advance notice but shall forward drafts to Purchaser Representative so as to provide Purchaser Representative advance notice for review and reasonable comment;

(iii)                               (A) consult with Purchaser Representative, with respect to any pleadings or other papers it intends to file with the Bankruptcy Court in connection with, or that might reasonably affect the Confirmation Order, (B) promptly forward to Purchaser Representative as soon as practicable drafts of (I) any proposed amendment, modification, supplement, or exhibit to the Disclosure Statement, (II)  amendments to the Plan, (III) supplemental Plan documents (including, any schedule related to the assumption or rejection of executory Contracts and any notice to Interested Persons sent pursuant to Section 7.2(c)), (IV) the Confirmation Order, (V) the stipulation providing for use of cash collateral by the Company and the Subsidiary Debtors and related pleadings, (VI) any postpetition financing agreement and related documents and pleadings, (VII) any motion it files in the Bankruptcy Case (to the extent such motion would have any adverse effect on Purchasers, the Purchaser Designees, the Company or any of its Subsidiaries after Closing, the Transactions, or the likelihood of satisfaction of the conditions to the Purchasers’ and the Purchaser Designee’s obligations hereunder) and (VIII)  any exit financing facility agreement and related documents, and (C) consider in good faith any comments provided by Purchaser Representative prior to filing or execution of the final forms of documents listed in this Section 8.10(a)(iii) and unless such comments would be inconsistent with this Agreement or the Plan, use reasonable efforts to include them; it being understood that no approval of the documents listed in this Section 8.10(a)(iii) shall be sought without the prior consent of Purchaser Representative and no notices to Interested Persons or Cure Notices shall be filed without the prior consent of Purchaser Representative; and

(iv)                              promptly forward to Purchaser Representative a copy (unless already served on Purchaser Representative’s counsel) of any notice, application, motion, objection, response, proposed order or other documents or pleadings filed with a court or regulatory agency and received by the Company relating in any way to this Agreement or the Transactions, other than any filing on the docket of the Bankruptcy Court.

(b)                                 Each Purchaser and Purchaser Designee shall:

(i)                                     promptly notify the Company in writing of the occurrence of (A) any circumstance or event that will result in, or would reasonably be expected to result in, the failure of any of the closing conditions specified in Section 10.2 and Section 10.3  to be satisfied and (B) any material adverse effect on the ability of CCL or any Purchaser or Purchaser Designee to perform its obligations under this Agreement or to consummate the Transactions; and

(ii)                                  promptly forward to the Company at least three (3) Business Days in advance of filing or execution (as applicable) drafts, for the Company’s review and reasonable comment, of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that such Purchaser or Purchaser Designee and/or any of their respective Affiliates intend to file in the Bankruptcy Case that relate to this Agreement, the Transactions, the Plan

(including the solicitation or confirmation thereof), the Company or any of its Subsidiaries, or in any manner relate to or affect the Transactions; consult with the Company in good faith with respect to any comments it provides and unless such comments would be inconsistent with this Agreement or the Plan, use reasonable efforts to include them; provided, however, that in the case of the emergency filing of any document listed in this Section 8.10(b)(ii), such Purchaser or Purchaser Designee shall not be required to the extent not practical to provide three (3) Business Days’ advance notice but shall use commercially reasonable efforts to forward (to the extent possible) drafts to the Company so as to provide the Company advance notice for review and reasonable comment.

8.11                        No Shop.

(a)                                 The Company shall, and shall cause its Subsidiaries and its and each of their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations or processes (including access to any data rooms) with any parties (other than Purchasers and the Purchaser Designees) that may be ongoing with respect to, or that are intended by the Company or its Representatives to or would be reasonably expected by the Company or its Representatives to lead to, an Acquisition Proposal (a “Competing Proposal”).  The Company shall not, and shall cause its Subsidiaries and its and their respective Representatives (to the extent within their control) not to, directly or indirectly, (i) solicit, initiate, propose or take any other action that would be reasonably expected to facilitate any Competing Proposal; (ii) enter into any agreement, arrangement or understanding with respect to any Competing Proposal (including any letter of intent or agreement in principle); (iii) initiate or participate in any way in any negotiations or discussions regarding a Competing Proposal; or (iv) furnish or disclose to any third Person any information with respect to, or which would be reasonably expected to lead to, any Competing Proposal; provided, that the Company and its Representatives may in any event ask a Person who has submitted on an unsolicited basis a proposal that could constitute a Competing Proposal to clarify the terms and conditions of any proposal made by such Person and to determine whether such proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(b)                                 From and after the date hereof, in the event that the Company or any of its Subsidiaries or Representatives receives any of the following, the Company shall promptly (but not more than two (2) Business Days after such receipt) notify Purchaser Representative, thereof: (i) any Competing Proposal (and provide the material terms and conditions thereof); (ii) any request for non-public information relating to the Company or any of its Subsidiaries in respect of a Competing Proposal; or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal.  Without limitation of Section 8.11(a), following the date hereof, the Company shall keep Purchaser Representative informed on a current basis (and in any event no later than two (2) Business Days after the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Competing Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence.  The

Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Purchaser Representative.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party and the Company shall, and shall cause its Subsidiaries, to enforce the provisions of any such agreement.  Notwithstanding the foregoing, the Company may permit a proposal to be made under a standstill agreement if the Board of Directors determines in good faith, after consultation with outside counsel, that the Company’s failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the constituents of the Company under applicable Law.

(c)                                  Notwithstanding anything in Section 8.11(a) or Section 8.11(b) to the contrary, if, (i) the Company has received a written Competing Proposal from a third party Person that the Board of Directors believes in good faith to be bona fide; (ii) such Competing Proposal did not occur as a result of a breach of Section 8.11(a) or 8.11(b); (iii) the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or may reasonably be expected to result in a Superior Proposal; and (iv) after consultation with its outside counsel, the Board of Directors determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the constituents of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Competing Proposal and (B) participate in discussions or negotiations with the Person making such Competing Proposal regarding such Competing Proposal; provided that the Company (x) gives Purchaser Representative written notice of the identity of such third party Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person at least two (2) Business Days prior to furnishing any such information to, or entering into discussions with, such Person; (y) will not, and will not allow its Subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; and (z) contemporaneously with making available any such information with such Person provides to Purchaser Representative any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to or made available to Purchasers and the Purchaser Designees.  Without limiting the foregoing, the Company shall promptly (within two (2) Business Days) notify Purchaser Representative if it determines to provide non-public information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to this Section 8.11(c).

(d)                                 Notwithstanding anything in Section 8.11(a) or 8.11(b) to the contrary, if the Company receives a Competing Proposal which the Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Purchasers and the Purchaser Designees, including pursuant to clause (ii) below, the Board of Directors may, if it determines in good faith, after consultation with outside counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Board of Directors to the constituents of the Company under applicable Law, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not terminate this Agreement pursuant to the foregoing (it being agreed that any such purported termination shall be null and void and of no effect) unless (1) such Superior Proposal did not result from a breach by the Company of this Section 8.11; and (2):

(i)                                     the Company shall have provided prior written notice to Purchaser Representative, of its intention to take any action contemplated in Section 8.11(c) with respect to a Superior Proposal at least three (3) Business Days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal (and the ultimate beneficial owner thereof) and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal (each, an “Alternative Acquisition Agreement”); and

(ii)                                  prior to terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Purchasers and the Purchaser Designees the opportunity to submit an amended written proposal or to make a new written proposal to the Board of Directors during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Purchasers and the Purchaser Designees to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.  In the event of any subsequent material revisions to such Superior Proposal, the Company shall deliver a new written notice to Purchaser Representative and comply with the requirements of this Section 8.11(d), and a new Notice Period shall commence.

(e)                                  Any breach of the provisions of this Section 8.11 by any of the Company’s Subsidiaries or the Representatives of the Company or its Subsidiaries shall be deemed to be a breach by the Company.

8.12                        Liquidity Calculation.

(a)                                 The Liquidity Annex is hereby incorporated by reference.

8.13                        Financing Arrangements.

(a)                                 Prior to the Closing, promptly upon reasonable request by Purchaser Representative or its representatives, the Company shall, and shall cause its Subsidiaries and representatives to, reasonably cooperate with and assist Purchasers and the Purchaser Designees in connection with any debt restructuring arrangements (the “Financing Arrangements”) in connection with the Transactions.  Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and representatives to, as promptly as practicable upon reasonable request by Purchaser Representative or its representatives:  (i) furnish to the extent practicable any financial statements, schedules or other financial data relating to the Company and its Subsidiaries to lenders associated with any Financing Arrangements (each, a “Credit Party” and collectively, the “Credit Parties”) that execute a confidentiality agreement in form and substance reasonably satisfactory to the Company; (ii) use commercially reasonable efforts to obtain the cooperation and assistance of their counsel in providing legal opinions and other services as may be reasonably required by the Financing Arrangements; (iii) arrange for their senior officers to provide reasonable and customary representations to auditors, attend meetings with prospective lenders, investors and rating agencies, other meetings and due diligence sessions, in each case, either in person or telephonically, at times and places (as applicable) to be mutually agreed and for reasonable durational periods; (iv) use commercially reasonable efforts to cause their independent accountants to provide reasonable assistance and cooperation to each Purchaser and each Purchaser Designee, including participating in drafting sessions and accounting due diligence sessions, providing consent to each Purchaser and Purchaser Designee to use their audit reports relating to the Company and its Subsidiaries and providing customary “comfort letters” and agreed procedures letters; (v) provide reasonable assistance and cooperation with the creation of a valid and perfected security interest, which shall become effective only upon the Closing, in the properties and the other assets of the Company and its Subsidiaries for the benefit of the Credit Parties participating in the Financing Arrangements, to enable such Credit Parties to exercise and enforce their rights and remedies with respect to the properties and other assets of the Debtors and their Subsidiaries on and after the Closing solely to the extent required pursuant to the terms of the applicable definitive financing documents; (vi) provide reasonable access to the books and records, their officers, directors, employees, agents and other representatives to Credit Parties that execute a confidentiality agreement in form and substance reasonably satisfactory to the Company; (vii) reasonably cooperate with any marketing and syndication efforts of the Credit Parties for Financing Arrangements; and (viii) take all corporate actions reasonably requested by any Purchaser, Purchaser Designee or the Credit Parties, prior to the Closing or the termination of this Agreement, to permit or facilitate consummation of the Financing Arrangements. Subject to the provisions of this Section 8.13, except as otherwise permitted by the Plan Support Agreement, the Company shall not, and shall cause the Subsidiaries not to, otherwise discuss the debt restructuring arrangements with the Credit Parties or any potential lenders or investors in the financing of the Transactions without the prior consent of Purchaser Representative, which consent shall not be unreasonably delayed, withheld or conditioned.

(b)                                 Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required (i) to execute any agreement or undertake any contractual obligation that is not contingent upon the Closing or that would be effective prior to the Closing, or (ii) to pay any fee unless and until the Closing occurs, except as otherwise provided in this Agreement or (iii) incur any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing Arrangements, unless and until the Closing occurs, or (iv) be required to provide any information to the extent that provision thereof would violate any law.

8.14                        Funding Into Escrow.  Each Purchaser hereby covenants and agrees in favor of the other Purchasers that it shall, no later than one (1) Business Day prior to Closing, deposit into an escrow account, governed by the escrow agreement to be entered into by and among Purchasers, the Purchaser Designees and the escrow agent, each Purchaser’s Pro Rata Share of the Purchase Price as of such date.

ARTICLE IX

COMMITMENT FEE, EXPENSES AND APPOINTMENT OF PURCHASER REPRESENTATIVE

9.1                               Commitment Fee; Expense Reimbursement Amount.  On or prior to the date hereof, the Company shall pay or shall have paid to Col-L Acquisition (on its own behalf and not on behalf of or for the benefit of the other Purchasers or the Purchaser Designees) in cash an amount equal to the Commitment Fee and the Signing Date Expense Reimbursement Amount, to an account designated in writing by Col-L Acquisition.

9.2                               Expenses.  The Company shall pay to Col-L Acquisition (on its own behalf and not on behalf of or for the benefit of the other Purchasers or the Purchaser Designees) the amount of Col-L Acquisition’s fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions pursuant to ARTICLE IX). The Company shall pay Col-L Acquisition by wire transfer of immediately available funds to an account designated by Col-L Acquisition on a weekly basis commencing on the date hereof through and until the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Section 4.4, the amount of documented out-of-pocket expenses, fees and costs of Col-L Acquisition actually incurred in connection with the Transactions during the prior week, including, without limitation, the fees of Col-L Acquisition’s outside legal counsel. Any such amounts incurred after the Petition Date shall constitute administrative expenses of the Debtors in the Bankruptcy Case, with administrative priority.

9.3                               Purchaser Representative.

(a)                                 Each Purchaser and each Purchaser Designee agrees that Col-L Acquisition, in its capacity as Purchaser Representative, is hereby constituted and appointed as agent and attorney-in-fact with full power and right of substitution, for and on behalf of each Purchaser and each Purchaser Designee, with the sole and exclusive right and power on behalf of each Purchaser and each Purchaser Designee to execute and deliver any and all certificates and other documents required to be executed and delivered by any Purchaser and each Purchaser Designee hereunder, to give and receive notices and communications hereunder and under the other documents and agreements being entered into and delivered in connection with the Transactions, to make claims against the Company hereunder and thereunder, to authorize the termination of this Agreement in accordance herewith, to waive any conditions precedent to the obligations of Purchaser and the Purchaser Designees hereunder, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to receive notices of claims pursuant hereto, to make amendments and grant waivers hereunder, and to take all actions necessary or appropriate in the judgment of Purchaser Representative for the accomplishment of the foregoing (except to the extent that this Agreement expressly contemplates that the foregoing shall be done by Purchasers and/or Purchaser Designees individually).  No bond shall be required of Purchaser Representative.  Notices or communications to or from Purchaser Representative shall constitute notice to or from the Company and Purchasers and the Purchaser Designees, as applicable.

(b)                                 A decision, act, consent or instruction of Purchaser Representative shall constitute a decision of all of Purchasers and the Purchaser Designees and shall be final, binding and conclusive upon each of such Parties, and the Company may rely upon any written decision, act, consent or instruction of Purchaser Representative as being the decision, act, consent or instruction of each of such Parties.

(c)                                  Purchaser Representative shall, at the expense of Purchasers and Purchaser Representatives, be entitled to engage such counsel, experts and other agents and consultants as Purchaser Representative shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of Purchaser Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  Purchaser Representative shall have no liability to any of Purchasers and the Purchaser Designees for any actions taken by it in good faith in its capacity as Purchaser Representative (and any action done or omitted pursuant to advice of counsel or other expert shall be conclusive evidence of such good faith).  Purchasers and the Purchaser Designees will severally indemnify Purchaser Representative and hold Purchaser Representative harmless against any Loss and shall reimburse Purchaser Representative for any out-of-pocket expenses incurred without negligence or bad faith on the part of Purchaser Representative and arising out of or in connection with the acceptance or administration of Purchaser Representative’s duties hereunder, including each Purchaser’s and the Purchaser Designees’ Pro Rata Share of the reasonable fees and expenses of any legal counsel retained by Purchaser Representative.

ARTICLE X

CONDITIONS TO CLOSING

10.1        Conditions Precedent or Concurrent to Obligations of Purchasers and the Purchaser Designees.  The obligation of Purchasers and the Purchaser Designees to consummate the Transactions is subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by Purchaser Representative, on behalf of Purchasers and the Purchaser Designees, in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of the Company set forth in Sections 5.1, 5.2, 5.3 and 5.5(d) shall be true and correct in all respects at and as of the date hereof and the Closing as if made on and as of the Closing, the representation and warranty of the Company set forth in Section 5.5(e) shall be true and correct in all respects other than de minimis (up to $50,000 in the aggregate) respects at and as of the date hereof and the Closing as if made on and as of the Closing and all other representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects at and as of the date hereof and the Closing as if made on and as of the Closing (or, to the extent given as of a specific date, as of such date), except for such failures to be true and correct that, individually and in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.  Purchaser Representative shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b)           the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser Representative shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the forgoing effect;

(c)           the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, in the form approved by the Purchaser Representative in its sole and absolute discretion, shall have been duly adopted by all necessary action of the Board of Directors and shall be in full force and effect and the Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware;

(d)           except as set forth on Schedule 5.6, since the Company Balance Sheet Date, there shall not have been a Material Adverse Effect;

(e)           the Company shall have entered into a credit agreement with respect to a Twenty Million Dollar ($20,000,000) revolving credit facility on terms and in a form acceptable to Purchaser Representative in its sole and absolute discretion and acceptable to the administrative agent acting on behalf of the Lenders under the New Credit Agreement (as defined below);

(f)            the definitive documentation with respect to a new credit facility consistent in all respects with the Debt Term Sheet, in form and substance satisfactory to the Purchaser Representative, in its sole and absolute discretion, shall have been duly executed by the Company and all other parties thereto (the “New Credit Agreement”) and shall be effective as of immediately following the Closing;

(g)           the New Satellite Agreement shall have been entered into by and among the parties thereto;

(h)           each of the members of the Board of Directors in place immediately prior to the Closing shall have executed and delivered a resignation letter to the effect that the resignations are effective as of the Closing;

(i)            the Plan and the Disclosure Statement shall be approved by the Bankruptcy Court, which Plan shall be in the form attached hereto as Exhibit A with such changes as Purchaser Representative shall agree and which Disclosure Statement shall be in such form as Purchaser Representative shall agree and the Plan Supplement shall be approved by the Bankruptcy Court and shall not be inconsistent with any of this Agreement, the Confirmation Order or the Plan except to the extent of any changes agreed to by Purchaser Representative pursuant to the terms hereof;

(j)            the Confirmation Order shall have been entered by the Bankruptcy Court and shall be in a form agreed to by Purchaser Representative;

(k)           no portion of the Commitment Fee or transaction expenses reimbursed to Col-L Acquisition shall have been required to have been repaid or shall otherwise be disgorged, other than de minimis amounts (no more than $25,000);

(l)            the Plan Support Agreement shall not have been terminated or amended, supplemented or modified in any manner (including by a waiver by the Company) except to the extent agreed to by Purchaser Representative, in its reasonable discretion, or sole discretion to the extent such changes adversely affect any Purchaser;

(m)          the Estimated Liquidity (as defined and calculated in accordance with the Liquidity Annex) shall not be less than the Benchmark Liquidity (as defined in the Liquidity Annex);

(n)           all executory contracts and unexpired leases (i) designated by Purchaser Representative (A) for assumption at Closing shall have been validly assumed for the benefit of the Company or any of its Subsidiaries following the Closing and shall be in full force and effect without any right of the counterparty to terminate or to condition its obligation to perform thereunder (including, without limitation, any right of the counterparty to terminate after the emergence date) as a result of or in respect of this Transaction or any change of control provisions or similar provisions, subject only to the determination of any cure amounts in bona fide dispute, and (B) for rejection at Closing shall have been validly rejected without further obligation of the Company (excluding any obligations that would otherwise survive termination or breach) or any of its Subsidiaries, subject only to the determination of the amount of an unsecured claim for rejection damages; and (ii) not designated by Purchaser Representative for assumption or rejection, shall be capable of being validly assumed for the benefit of the Company or any of its Subsidiaries following the Closing in accordance with the Plan and shall be in full force and effect without any right of the counterparty to terminate or to condition its obligation to perform thereunder (including, without limitation, any right of the counterparty to terminate after the emergence date) as a result of or in respect of this Transaction or any change of control provisions or similar provisions, subject only to the determination of any cure amounts in bona fide dispute, except in each case for any executory contracts or unexpired leases whose failure to be so assumed or rejected is not reasonably likely to adversely affect the Business in a greater than de minimis manner as determined by the Purchaser Representative;

(o)           the Company shall have delivered, or caused to be delivered, to Purchaser Representative all of the items set forth in Section 4.2; and

(p)           the Purchase Price paid at the Closing shall not be less than $50,000,000.

10.2        Conditions Precedent or Concurrent to Obligations of the Company.  The obligation of the Company to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of each Purchaser and Purchaser Designee set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date).  The Company shall have received a certificate signed by an authorized officer of such Purchaser and Purchaser Designee, dated the Closing Date, to the foregoing effect;

(b)           each Purchaser and Purchaser Designee shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Purchaser or Purchaser Designee on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of such Purchaser or Purchaser Designee, dated the Closing Date, to the foregoing effect; and

(c)           each Purchaser and each Purchaser Designee (if any) shall have delivered, or caused to be delivered, to the Company all of the items set forth in Section 4.3 with respect to themselves.

10.3        Conditions Precedent or Concurrent to Obligations of Purchasers, the Purchaser Designees and the Company.  The respective obligations of Purchasers, the Purchaser Designees and the Company to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser Representative, on behalf of the Purchaser and the Purchaser Designees and the Company in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)           the Bankruptcy Court shall have entered the Confirmation Order and any stay period applicable to the Confirmation Order shall have expired or shall have been waived by the Bankruptcy Court and the Confirmation Order shall not have been reversed, modified or amended in any manner that Purchaser Representative deems to be adverse to any Purchaser’s and the Purchaser Designees’ interests or to the Company or any of its Subsidiaries after Closing; and

(c)           the waiting period applicable to the Transactions under the HSR Act or other applicable Antitrust Laws shall have expired or early termination shall have been granted, to the extent applicable.

10.4        Frustration of Closing Conditions.  Neither Purchasers, the Purchaser Designees nor the Company may rely on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI

NO SURVIVAL

11.1        No Survival of Representations and Warranties.  The Parties agree that the representations and warranties contained in this Agreement shall not survive the Closing, other than, and solely, for purposes of the calculations set forth in the Liquidity Annex,  and none of the Parties shall have any Liability to each other after the Closing for any breach thereof.

11.2        No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

11.3        Certain Waivers.

(a)           The Company hereby agrees that no principal, director, officer, employee, manager, partner, limited partner, shareholder, member or agent of any Purchaser, CCL, any Purchaser Designee or any of their respective Affiliates (other than Purchasers, the Purchaser Designees  and CCL, in each case, as and to the extent expressly provided herein), including Thomas Barrack or any fund or limited partnership related to or otherwise affiliated with CCL, shall have any liability or obligation to the

Company or any of its Affiliates under this Agreement or in connection with the Transactions whatsoever including, any liability or obligation to pay the Purchase Price or for any claim for breach of any representation and warranty or covenant or any other claim, demand, obligation of any kind, loss, cause of action, cost, expense, attorney’s fee and indemnity of any kind or nature whatsoever; provided, however, that CCL’s only obligation under this Agreement is its guarantee of the payment by Col-L Acquisition of its Pro Rata Share of the Base Purchase Price (and not the Pro Rata Share of the Base Purchase Price of any other Purchaser and not the Designee Purchase Price Amount of any Purchaser Designee), upon the satisfaction of all of the conditions set forth in ARTICLE X in accordance with this Agreement pursuant to Section 8.9.

(b)           No past, present or future director, officer, employee, stockholder, or other equity-holder or agent of the Company or any of its Subsidiaries or Affiliates (other than as expressly provided herein) shall have any liability or obligation to Purchasers, the Purchaser Designees or CCL under this Agreement or in connection with the Transactions whatsoever including for any claim for breach of any representation and warranty or covenant or any other claim, demand, obligation of any kind, loss, cause of action, cost, expense, attorney’s fee and indemnity of any kind or nature whatsoever.

11.4        Several Liability of Purchasers and Purchaser Designees.  The Purchasers and Purchaser Designees shall be severally and not jointly liable hereunder for any breach of any representation and warranty or covenant hereunder and no Purchaser and Purchaser Designee shall have Liability for any such breach or default by any other Purchaser or Purchaser Designee.  In the event of a Liability of the Purchaser Representative, each Purchaser and Purchaser Designee shall be severally and not jointly liable for such Liability solely to the extent of their respective Pro Rata Share of such Liability.

ARTICLE XII

TAXES

12.1        Transfer Taxes.  The Company shall be responsible for (and shall indemnify and hold harmless each Purchaser and its directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including any real property transfer Taxes, UCC-3 filing fees, real estate, aircraft and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings, and including any interest and penalty thereon) payable in connection with the Transactions (“Transfer Taxes”).  To the extent that any Transfer Taxes are required to be paid by any Purchaser or Purchaser Designee, the Company shall promptly reimburse such Purchaser or Purchaser Designee for such Transfer Taxes.  The Company, Purchasers and the Purchaser Designees shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes, including by availing themselves of any permitted exemptions from the payment of Transfer Taxes, such as that provided under section 1146(a) of the Bankruptcy Code.  The Company,

Purchasers and the Purchaser Designees shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

ARTICLE XIII

MISCELLANEOUS

13.1        Certain Expenses.  The Company shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and shall pay all fees and expenses (including expenses of counsel to Col-L Acquisition) incurred in respect of the filings pursuant to the HSR Act or other Antitrust Laws with respect to the Transactions.

13.2        Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement (and each Party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); provided, however, that in no event shall CCL have any liability or obligation in connection with such injunctive relief or specific performance other than, to the extent applicable, payment of Col-L Acquisition’s Pro Rata Share of the Base Purchase Price or repayment of the Commitment Fee if it is judicially determined that Col-L Acquisition has defaulted hereunder in its obligation to repay the Commitment Fee, in either case, pursuant to Section 8.9.  The rights set forth in this Section 13.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

13.3        Governing Law.  To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.

13.4        Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.7; provided, however, that if the Bankruptcy Case has closed or not commenced, or the Bankruptcy Court is determined not to have appropriate jurisdiction, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.7.

13.5        WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13.6        Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits) and the Confidentiality Agreement represent the entire understanding and agreement among the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  Notwithstanding the foregoing, as described herein Schedule B may be amended from time to time by the Purchaser Representative in connection with the execution and delivery of a Joinder Agreement by a Purchaser Designee or the delivery of an Additional Purchase Notice, without the consent or approval of the Company or any other Party hereto.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.7        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) five (5) days after being deposited with the United

States Post Office, by registered or certified mail, postage prepaid, (d) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (e) when sent by electronic mail (with acknowledgment received), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, South Dakota 57107

Attention:  James Naro

Facsimile:  (605) 988-1323

email:  james.naro@lodgenet.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:  Ted S. Waksman
Gary T. Holtzer

Facsimile:  (212) 310-8007

email:  ted.waksman@weil.com
gary.holtzer@weil.com

If to Purchaser Representative or any Purchaser or Purchaser Designee, to:

Purchaser Representative

c/o Col-L Acquisition, LLC

2450 Broadway, 6th Floor

Santa Monica, California 90404

Attention: Richard Nanula

Facsimile:  (310) 282-8816

email:  RNanula@colonyinc.com

With a copy (which shall not constitute notice) to:

Liner Grode Stein Yankelevitz Sunshine Regenstreif & Taylor LLP

1100 Glendon Avenue, 14th Floor

Los Angeles, California 90024

Attention:   Joshua B. Grode

Facsimile:  (310) 500-3501

email:  jgrode@linerlaw.com

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  Andrew G. Dietderich

Alexandra D. Korry

Facsimile:  (212) 291-9085 and (212) 291 9041

email:  dietdericha@sullcrom.com

korrya@sullcrom.com

Any party delivering a notice or other communication pursuant to this Section 13.7 shall also deliver a copy of such notice to:

Gleacher Products Corp.
1290 Avenue of the Americas, 5th Floor

New York, New York 10104

Attention: Joanna Anderson

Facsimile:  (646) 786-4385

Email: Joanna.Anderson@gleacher.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile:  (212) 872-1002

Attn:  Michael S. Stamer

Email:  mstamer@akingump.com

13.8        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.9        Assignment.  This Agreement and the rights and obligations hereunder will not be assignable or transferable by any Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, Purchasers may assign any portion or all of its rights hereunder to one or more Purchaser Designees without the prior written consent of the Company pursuant to and in accordance with Section 2.4.  Any attempted assignment in violation of this Section 13.9 will be void.  Subject to the preceding sentences, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.10      No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, nothing herein, express or implied, is intended to or shall confer upon any Person (including without limitation any creditor of the Company) other than the Company, Purchasers, the Purchaser Designees and CCL and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, subject to the provisions of Section 8.7.

13.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY

LODGENET INTERACTIVE CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Senior Vice President and General Counsel

[Signature Page to Investment Agreement]

PURCHASER REPRESENTATIVE:

COL-L ACQUISITION, LLC
By: Colony Capital, LLC, its Manager

By:	/s/ Richard Nanula
Name: Richard Nanula
Title: Principal

PURCHASERS:

COL-L ACQUISITION, LLC
By: Colony Capital, LLC, its Manager

By:	/s/ Richard Nanula
Name: Richard Nanula
Title: Principal

[Signature Page to Investment Agreement]

PURCHASERS:

PAR INVESTMENT PARTNERS, L.P.
By: PAR Group, L.P., its General Partner
By: PAR Capital Management, Inc., its General Partner

By:	/s/ Steven M. Smith
Steven M. Smith
Chief Operating Officer and General Counsel

[Signature Page to Investment Agreement]

PURCHASERS:

NALA INVESTMENTS, LLC

By:	/s/ Emilio Diez Barroso
Emilio Diez Barroso, Manager

[Signature Page to Investment Agreement]

PURCHASERS:

MAR CAPITAL FUND I, L.P.
By: 9249-5696 QUÉBEC INC., its General Partner

By:	/s/ Pedro Verea
Name: Pedro Verea
Title: Authorized Signatory

MAR CAPITAL FUND II, L.P.
By: 9249-5753 QUÉBEC INC., its General Partner

By:	/s/ Pedro Verea
Name: Pedro Verea
Title: Authorized Signatory

MAR CAPITAL FUND III, L.P.
By: 9249-5787 QUÉBEC INC., its General Partner

By:	/s/ Pedro Verea
Name: Pedro Verea
Title: Authorized Signatory

[Signature Page to Investment Agreement]

SOLELY FOR THE PURPOSES OF SECTIONS 6.2 AND 8.9

CCL:

COLONY CAPITAL, LLC

By:	/s/ Richard Nanula
Name: Richard Nanula
Title: Principal

[Signature Page to Investment Agreement]

SCHEDULE A

DEBTORS

LodgeNet StayOnline, Inc.

LodgeNet International, Inc.

LodgeNet Healthcare, Inc.

On Command Corporation

On Command Video Corporation

Puerto Rico Video Entertainment Corporation

Virgin Island Video Entertainment Corporation

Spectradyne International, Inc.

The Hotel Networks, Inc.

Hotel Digital Network, Inc.

SCHEDULE B

PURCHASERS; PURCHASER DESIGNEES

Name / Address	Amount of Purchase Price to be Paid at Closing	Pro Rata Share

Purchasers:

Col-L Acquisition, LLC 2450 Broadway, 6th Floor Santa Monica, CA, 90404 Attention: Richard Nanula Facsimile: (310) 282-8816 Email: RNanula@colonyinc.com	$25,000,000	41.67%
PAR Investment Partners, L.P. Attn: Facsimile:	$20,000,000	33.33%
Nala Investments, LLC Attn: Facsimile:	$5,000,000	8.33%
MAR CAPITAL FUND I, L.P. Attn: Facsimile:	$10,000,000 (Note: to be allocated among MAR Capital Fund I, L.P., MAR Capital Fund II, L.P. and MAR Capital Fund III, L.P.)	16.67% (Note: to be allocated among MAR Capital Fund I, L.P., MAR Capital Fund II, L.P. and MAR Capital Fund III, L.P.)
MAR CAPITAL FUND II, L.P. Attn: Facsimile:	[See “Note” above for MAR CAPITAL FUND I, L.P.]	[See “Note” above for MAR CAPITAL FUND I, L.P.]
MAR CAPITAL FUND III, L.P. Attn: Facsimile:	[See “Note” above for MAR CAPITAL FUND I, L.P.]	[See “Note” above for MAR CAPITAL FUND I, L.P.]

Purchaser Designees:

None	—	—
Total:	$60,000,000	100%

SCHEDULE C

WARRANTS

Warrants totaling 27.5% of the issued and outstanding Common Stock following the Closing, on a fully-diluted basis, to be allocated among such Persons, at such strike prices and on such terms as shall be instructed by the Purchaser Representative.

EXHIBIT A

Form of Plan

(See attached)

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
LodgeNet Interactive Corporation, et al.,(1)	:	Case No. 13- ( )
:
	:	(Joint Administration Requested)
Debtors.	:
x

PLAN OF REORGANIZATION OF LODGENET INTERACTIVE
CORPORATION, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP

Attorneys for Debtors and

Debtors in Possession

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Dated: [        ]

(1)                   The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  LodgeNet Interactive Corporation (1161), LodgeNet StayOnline, Inc. (3232), On Command Corporation (5194), The Hotel Network, Inc. (4919),  On Command Video Corporation (8458), Puerto Rico Video Entertainment Corporation (6786), Virgin Islands Video Entertainment Corporation (6611), Spectradyne International, Inc. (9353), LodgeNet Healthcare Inc. (0337), Hotel Digital Network Inc. (7245), and LodgeNet International Inc. (2811).

Each of LodgeNet Interactive Corporation, LodgeNet StayOnline, Inc., On Command Corporation, The Hotel Network, Inc.,  On Command Video Corporation, Puerto Rico Video Entertainment Corporation, Virgin Islands Video Entertainment Corporation, Spectradyne International, Inc., LodgeNet Healthcare Inc., Hotel Digital Network Inc., and LodgeNet International Inc. propose the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.A.

SECTION 1.         DEFINITIONS AND INTERPRETATION.

A.                                    Definitions.

1.1.         Accredited Investor means an accredited investor as defined in Rule 501 of the Securities Act of 1933.

1.2.         Administrative Expense Claim means any Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Fee Claims; (c) DIP Claims; (d) Restructuring Expenses; and (e) all fees and charges assessed against the Estates pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.3.         Allowed means, with reference to any Claim or Interest, (a) any Claim (or any portion thereof) or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Interest expressly allowed hereunder.

1.4.         Amended and Restated Guarantee and Collateral Agreement means the amended and restated Guarantee and Collateral Agreement, dated as of the Effective Date, in form consistent with the Exit Term Loan Term Sheet and otherwise acceptable to Purchaser Representative and Requisite Consenting Lenders.

1.5.         Amended Organizational Documents means the forms of amended certificates of incorporation and bylaws for the Reorganized Debtors satisfactory to Purchaser Representative, substantially final forms of which are included in the Plan Supplement.

1.6.         Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.7.         Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

1.8.         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code,

2

as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.9.         Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.10.       Cash means legal tender of the United States of America.

1.11.       Causes of Action means any action, claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

1.12.       Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on [    ], in the Bankruptcy Court and styled In re LodgeNet Interactive Corporation, et. al., Case No. [     ].

1.13.       Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.14.       Class means any group of Claims or Interests classified by the Plan pursuant to section 1122 and 1123(a)(1) of the Bankruptcy Code.

1.15.       Colony Capital means Colony Capital, LLC.

1.16.       Confirmation means the entry on the docket of the Confirmation Order in these Chapter 11 Cases.

1.17.       Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.18.       Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.19.       Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.20.       Consenting Lenders means those certain Prepetition Lenders that are party to the Plan Support and Lock-Up Agreement.

1.21.       Consummation means the occurrence of the Effective Date for the Plan.

1.22.       Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a

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monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.23.       Debtors means, collectively, LodgeNet Interactive Corporation, LodgeNet StayOnline, Inc., On Command Corporation, The Hotel Network, Inc.,  On Command Video Corporation, Puerto Rico Video Entertainment Corporation, Virgin Islands Video Entertainment Corporation, Spectradyne International, Inc., LodgeNet Healthcare Inc., Hotel Digital Network Inc., and LodgeNet International Inc.

1.24.       Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.25.       Definitive Documents means the following documents: (i) the Exit Loan Agreement, (ii) the Exit Revolver Agreement, (iii) the Amended and Restated Guarantee and Collateral Agreement, and (iv) the Intercreditor Agreements.

1.26.       DIP Agent means Gleacher Products Corp., as administrative agent and collateral agent for the DIP Lenders under the DIP Loan Agreement.

1.27.       DIP Claim means a Claim of the DIP Lenders or DIP Agent arising under the DIP Loan Agreement and the DIP Order.

1.28.       DIP Lenders means all lenders from time to time party to the DIP Loan Agreement.

1.29.       DIP Loan Agreement means that certain senior secured credit agreement, as amended, supplemented, restated or otherwise modified, entered into by and among LodgeNet Interactive, as borrower, each of the remaining Debtors, as guarantors, the DIP Agent and the DIP Lenders.

1.30.       DIP Order means the interim and final order(s) of the Bankruptcy Court authorizing the Debtors to enter into and make borrowings under the DIP Loan Agreement, and granting certain rights, protections and liens to and for the benefit of the DIP Lenders.

1.31.       Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 6.3 hereof.

1.32.       Disputed means with respect to a Claim or Interest, any such Claim or Interest to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code.

1.33.       Distribution Record Date means the Effective Date of the Plan.

1.34.       Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Section 9 hereof have been satisfied or waived in accordance with the terms of the Plan.

1.35.       Estate or Estates means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.36.       Exculpated Parties means collectively: (a) the Debtors; (b) the DIP Lenders; (c) the Prepetition Lenders; (d) the DIP Agent; (e) the Prepetition Agent; (f) Colony Capital; (g) Purchasers;

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and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, managed accounts and funds, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

1.37.       Existing DIRECTV Agreement means the SMATV Sales Agency and Transport Services Agreement, dated as of March 31, 2010 between LodgeNet Interactive and DIRECTV, LLC.

1.38.       Exit Loan Agreement means the Amended and Restated Prepetition Credit Agreement, dated as of the Effective Date, by and among the Reorganized LodgeNet Interactive, the Prepetition Agent and the lenders party thereto from time to time, including all documents, agreements or instruments executed in connection therewith or related thereto, containing terms consistent with the Exit Term Loan Term Sheet, in the form approved by the Purchaser Representative and the Requisite Consenting Lenders.

1.39.       Exit Revolver means a revolving credit facility, not inconsistent with the terms of the Exit Term Loan Term Sheet, in accordance with and subject to the terms and conditions set forth in the Exit Revolver Agreement.

1.40.       Exit Revolver Agreement means a credit agreement, dated as of the Effective Date, by and among LodgeNet Interactive and the lender or lenders party thereto, together with all documents, instruments and agreements executed in connection therewith or related thereto, for the provision of the Exit Revolver, in form and substance acceptable to Purchaser Representative.

1.41.       Exit Term A Loan means a term loan in the aggregate principal amount of $346,400,000.00 (plus interest accrued and unpaid on the Prepetition Credit Facility (i) prior to the Petition Date and (ii) on and after the Petition Date  through the earlier of the Effective Date and date that is 90 days after the Petition Date, in each case at the non-default contract interest rate) in accordance with and subject to the terms and conditions contained in the Exit Loan Agreement, less the original aggregate principal amount of Exit Term B Loan.

1.42.       Exit Term B Loan means a term loan in the aggregate principal amount of up to $125 million in accordance with and subject to the terms and conditions contained in the Exit Loan Agreement.

1.43.       Exit Term Loan means the Exit Term A Loan and the Exit Term B Loan.

1.44.       Exit Term Loan Term Sheet means the term sheet setting forth the terms of the Exit Term Loan attached hereto as Exhibit A.

1.45.       Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b) or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.46.       Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other

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proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.47.       General Unsecured Claim means any unsecured Claim against any Debtor other than an Intercompany Claim that is not entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

1.48.       Guarantee and Collateral Agreement means that certain Guarantee and Collateral Agreement, dated as of April 4, 2007 among LodgeNet Interactive and each of the other loan parties thereto, in favor of Gleacher Products Corp., as administrative agent.

1.49.       Impaired means, with respect to a Claim, Interest or Class of Claims or Interests, “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

1.50.       Intercompany Claim means any Claim against a Debtor held by another Debtor or an affiliate of a Debtor, excluding any Prepetition Lender Claim held by any Debtor or affiliate of a Debtor.

1.51.       Intercompany Interest means an Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an affiliate of a Debtor.

1.52.       Intercreditor Agreements means (i) an agreement, between the Prepetition Agent, as agent under the Exit Loan Agreement and any agent under the Exit Revolver, and (ii) an agreement, between the Prepetition Agent, as agent under the Exit Loan Agreement and DIRECTV.

1.53.       Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common units, preferred units or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

1.54.       Investment Agreement means the Investment Agreement, dated as of December 30, 2012, among LodgeNet Interactive, Colony Capital, and Purchasers, attached hereto as Exhibit B.

1.55.       Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.56.       LodgeNet Interactive means LodgeNet Interactive Corporation.

1.57.       New Board means the board of directors of Reorganized LodgeNet Interactive.

1.58.       New Common Stock means common stock in Reorganized LodgeNet Interactive.

1.59.       Other Secured Claim means a Secured Claim, other than a DIP Claim, a Priority/Secured Tax Claim, or a Prepetition Lender Claim.

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1.60.       Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

1.61.       Petition Date means [    ].

1.62.       Plan means this chapter 11 plan of reorganization, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

1.63.       Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of the Amended Organizational Documents that was filed with the Bankruptcy Court no later than five (5) Business Days before commencement of the Confirmation Hearing.

1.64.       Plan Support and Lock-Up Agreement means the Plan Support and Lock-Up Agreement, dated as of December 30, 2012, among LodgeNet Interactive, the Prepetition Agent and the Consenting Lenders party thereto.

1.65.       Prepetition Agent means Gleacher Products Corp. in its capacity as successor administrative agent under the Prepetition Credit Agreement.

1.66.       Prepetition Credit Agreement means that certain Credit Agreement, dated as of April 4, 2007, by and among LodgeNet Interactive Corporation, as borrower, the Prepetition Agent as administrative agent, and the lenders party thereto from time to time (as amended, modified or otherwise supplemented from time to time, including by the Prepetition First Amendment and Second Amendment to the Credit Agreement).

1.67.       Prepetition First Amendment and Second Amendment to the Credit Agreement means the certain (a) First Amendment to the Credit Agreement, dated as of March 17, 2011, and (b) Forbearance Agreement and Second Amendment to the Credit Agreement, dated as of October 15, 2012.

1.68.       Prepetition Lender Claims means all Claims against the Debtors arising under or in connection with the Prepetition Credit Agreement and all documents relating thereto.

1.69.       Prepetition Lenders means the lenders from time to time party to the Prepetition Credit Agreement as lenders thereunder, including former lenders and any applicable assignees and participants thereof.

1.70.       Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority/Secured Tax Claim that is entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) and (9) of the Bankruptcy Code.

1.71.       Priority/Secured Tax Claim means any unsecured Claim or Secured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code and any Secured Claim for penalties with respect to such Claims.

1.72.       Purchaser Representative means Col-L Acquisition, LLC.

1.73.       Purchasers means Col-L Acquisition, LLC, PAR Investment Partners, L.P., Nala Investments, LLC, MAR Capital Fund I, L.P, MAR Capital Fund II, L.P. and MAR Capital Fund III, L.P.

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1.74.       Released Parties means collectively: (a) the Debtors; (b) the DIP Lenders; (c) the Prepetition Lenders; (d) the DIP Agent; (e) the Prepetition Agent; (f) Colony Capital; (g) Purchasers; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, managed accounts and funds, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

1.75.       Releasing Party means each of, and solely in its capacity as such, (a) the Prepetition Agent; and (b) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (c) the holders of Unimpaired Claims; and (d) with respect to the foregoing entities in clauses (a) through (c), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.76.       Reorganized LodgeNet Interactive means LodgeNet Interactive, as reorganized on the Effective Date in accordance with the Plan.

1.77.       Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with the Plan.

1.78.       Reorganized Subsidiary Debtors means the Subsidiary Debtors, as reorganized on the Effective Date in accordance with the Plan.

1.79.       Requisite Consenting Lenders means Consenting Lenders holding more than 50% of all Prepetition Lender Claims held by all Consenting Lenders at any relevant moment in time; provided, however, that only the holdings of those Consenting Lenders who elect to participate in the deliberations with respect to the issue for which consent of the Requisite Consenting Lenders is sought shall be counted for purposes of calculating Requisite Consenting Lenders.

1.80.       Restructuring Expenses means the reasonable and documented fees (including transaction fees) and expenses incurred by each of (a) the DIP Agent, (b) the Prepetition Agent, and (c) Purchaser Representative and its affiliates in connection with the transactions contemplated in this Plan whether incurred prepetition or post-petition, including the fees and expenses of one legal counsel and one financial advisor for the DIP Agent and Prepetition Agent and legal counsel and financial advisor for Colony Capital and Purchaser Representative, without the requirement for the filing of a proof of claim, retention applications, fee applications or any other applications in the Chapter 11 Cases, which, in each case, shall be Allowed in full and shall not be subject to any offset, defense, counterclaim, reduction or credit of any kind whatsoever.

1.81.       Roll-Up DIP Claims means all DIP Claims on account of the $15 million portion of the Prepetition Credit Agreement that were rolled-up into the DIP Loan on the Petition Date, and any interest accrued thereon during the Chapter 11 Cases.

1.82.       Secured Claim means a Claim to the extent (i) secured by a lien on property of the estate, to the extent of the value of such property (A) as set forth in the Plan, (B) as agreed to by the holder of such Claim and the Debtors or (C) as determined by a Final Order in accordance with section

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506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.83.       Series B Preferred Interests means the 10% Series B Cumulative Perpetual Convertible Preferred Stock of LodgeNet Interactive.

1.84.       Subsidiary Debtors means the Debtors, other than LodgeNet Interactive.

1.85.       Subsidiary Interests means the Interests in the Debtors, other than LodgeNet Interactive.

1.86.       Tax or Taxes means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under §59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability under Treasury Regulation § 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation.

1.87.       Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

B.                                    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained therein.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference herein to a contract, lease, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.                                    Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.                                    Controlling Document.

In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document).  The provisions of the Plan and of the Confirmation Order shall be construed in a

9

manner consistent with each other so as to effect the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

SECTION 2.                            ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.                           Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors agree to different treatment, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each holder of an Allowed Administrative Expense Claim, in full and final satisfaction of its Administrative Expense Claim, Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that subject to section 2.4 hereof, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.2.                           Fee Claims.

All entities seeking an award by the Bankruptcy Court of Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date and (b) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.                           Priority/Secured Tax Claims.

Except to the extent that a holder of an Allowed Priority/Secured Tax Claim agrees to a different treatment, each holder of an Allowed Priority/Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority/Secured Tax Claim be paid, in the sole discretion of the Reorganized Debtors (1) in full in Cash on the latest to occur of (a) the Effective Date, to the extent such Claim is an Allowed Priority/Secured Tax Claim on the Effective Date, (b) on the date such Claim becomes and Allowed Priority/Secured Tax Claim, or (c) to the extent such Claim is not Allowed, but is due and owing on the Effective Date, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business, or (2) as otherwise permitted by the Bankruptcy Code.

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2.4.                           DIP Claims.

On the Effective Date, all DIP Claims shall be Allowed and, other than any Roll-Up DIP Claims, paid in full in Cash on the Effective Date.  In accordance with section 5.6 hereof, the Roll-Up DIP Claims, will automatically be deemed to be amounts outstanding under the Exit Term Loan on the Effective Date.

SECTION 3.                            CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.                           Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (c) deemed to accept or reject the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority/Secured Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.  The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.3.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2	Prepetition Lender Claims	Impaired	Yes
3	Other Secured Claims	Unimpaired	No (deemed to accept)
4	General Unsecured Claims	Unimpaired	No (deemed to accept)
5	Intercompany Claims	Unimpaired	No (deemed to accept)
6	Interests in Subsidiary Debtors	Unimpaired	No (deemed to accept)
7	Series B Preferred Interests in LodgeNet Interactive	Impaired	No (deemed to reject)
8	Interests in LodgeNet Interactive	Impaired	No (deemed to reject)

3.2.                           Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.3.                           Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

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SECTION 4.                            TREATMENT OF CLAIMS AND INTERESTS.

4.1.                           Priority Non-Tax Claims (Class 1).

(a)                                 Classification:  Class 1 consists of Priority Non-Tax Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter.

(c)                                  Voting:  Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

4.2.                           Prepetition Lender Claims (Class 2).

(a)                                 Classification:  Class 2 consists of the Prepetition Lender Claims against the Debtors.

(b)                                 Allowance:  The Prepetition Lender Claims are Allowed in an amount of $346,400,000 million on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the Prepetition Credit Agreement; provided, however, that any Prepetition Lender Claims held by the Debtors or any affiliate of the Debtors are deemed waived and not Allowed.

(c)                                  Treatment:  On the Effective Date, each holder of an Allowed Class 2 Prepetition Lender Claim shall receive, in full and final satisfaction of its Prepetition Lender Claim, its pro rata share of the Exit Term Loan, allocated between the Exit Term A Loan and the Exit Term B Loan in the manner set forth in the Exit Loan Agreement..

(d)                                 Voting:  Class 2 is Impaired, and holders of Prepetition Lender Claims are entitled to vote to accept or reject the Plan.

4.3.                           Other Secured Claims (Class 3).

(a)                                 Classification:  Class 3 consists of the Other Secured Claims.  To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 3.

(b)                                 Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, an of (i) payment in full in Cash in full and final satisfaction of such claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

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(c)                                  Voting:  Class 3 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

4.4.                           General Unsecured Claims (Class 4).

(a)                                 Classification:  Class 4 consists of General Unsecured Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or, in each case, as soon as reasonably practicable thereafter.

(c)                                  Voting:  Class 4 is Unimpaired, and the holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

4.5.                           Intercompany Claims (Class 5).

(a)                                 Classification:  Class 5 consists of Intercompany Claims.

(b)                                 Treatment:  On the Effective Date, Intercompany Claims shall be reinstated by the Debtors.

(c)                                  Voting:  Class 5 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

4.6.                           Interests in Subsidiary Debtors (Class 6).

(a)                                 Classification:  Class 6 consists of Interests in each of the Subsidiary Debtors.

(b)                                 Treatment:  On the Effective Date, all Interests in the Subsidiary Debtors shall continue to be owned by the entity that owned the Interest in the respective Subsidiary Debtors on the Petition Date, and the certificates and other documents representing such Interests shall remain in full force and effect.

(c)                                  Voting:  Class 6 is Unimpaired by the Plan, and the holders of the Allowed Interests in Subsidiary Debtors are conclusively deemed to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Interests in Subsidiary Debtors are not entitled to vote to accept or reject the Plan.

4.7.                           Series B Preferred Interests in LodgeNet Interactive (Class 7).

(a)                                 Classification:  Class 7 consists of Series B Preferred Interests in LodgeNet Interactive.

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(b)                                 Treatment:  All Series B Preferred Interests shall be deemed cancelled, and the holders of Series B Preferred Interests shall not receive or retain any property under the Plan on account of such interests.

(c)                                  Voting:  Class 7 is Impaired by the Plan, and the holders of the Allowed Series B Preferred Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Series B Preferred Interests are not entitled to vote to accept or reject the Plan.

4.8.                           Interests in LodgeNet Interactive (Class 8).

(a)                                 Classification:  Class 8 consists of Interests in LodgeNet Interactive.

(b)                                 Treatment:  On the Effective Date, all Interests in LodgeNet Interactive shall be deemed cancelled, and the holders of Interests in LodgeNet Interactive shall not receive or retain any property under the Plan on account of such interests.

(c)                                  Voting:  Class 8 is Impaired by the Plan, and the holders of Interests in LodgeNet Interactive are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  The holders of Interests in LodgeNet Interactive are not entitled to vote to accept or reject the Plan.

SECTION 5.                            MEANS FOR IMPLEMENTATION.

5.1.                           Joint Chapter 11 Plan

The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor.

5.2.                           Colony Transaction

On the Effective Date, subject to the terms and conditions set forth in the Investment Agreement, Reorganized LodgeNet Interactive shall issue to Purchasers or Purchaser Representative’s designees, and Purchasers and Purchaser’s Representatives designees shall purchase 100% of the New Common Stock on the Effective Date for an aggregate purchase price of $60,000,000; provided that, Purchaser Representative may assign the rights and obligations to purchase a portion of the New Common Stock in accordance with the terms of the Investment Agreement.

On the Effective Date, subject to the terms and conditions set forth in the Investment Agreement, Reorganized LodgeNet Interactive shall issue to the entities identified on Schedule C to the Investment Agreement, and such entities shall purchase warrants to purchase New Common Stock which, upon exercise represent 27.5% of the outstanding New Common Stock on a fully diluted basis for a purchase price of $5,000.

On the Effective Date, Purchaser(s), or designees in accordance with the terms of the Investment Agreement, may also purchase, at its option, any number of additional shares of New Common Stock at a price determined in the Investment Agreement, up to an aggregate additional purchase price of $30,000,000.

The Issuance of the New Common Stock and warrants to Purchasers and any designees of Purchaser Representative shall be authorized without the need for any further corporate action.

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Purchasers and/or any designee(s) shall pay the aggregate purchase price to Reorganized LodgeNet Interactive on the Effective Date.  The New Common Stock and warrants shall have the terms set forth in the Investment Agreement, Amended Organizational Documents and forms of warrants or term sheets therefor attached to the Investment Agreement.

5.3.                           Use of Proceeds of Colony Transaction

On the Effective Date, the proceeds shall be used to fund payments required to be made under the Plan and any proceeds not required to fund payments under the Plan shall be retained by the Reorganized Debtors and shall be used for general corporate purposes, subject to any restrictions that are placed on use of such funds by the Exit Loan Agreement.

5.4.                           Settlement with DIRECTV

On or before the Effective Date, pursuant to Bankruptcy Rule 9019, LodgeNet Interactive shall enter into a settlement with DIRECTV, LLC (“DIRECTV”), under which (a) Reorganized LodgeNet Interactive shall assume the Existing DIRECTV Agreement under this Plan and then replace the Existing DIRECTV Agreement with a new agreement with DIRECTV in the form agreed to between Colony Capital, LodgeNet Interactive and DIRECTV (the “DIRECTV Agreement”), and (b) DIRECTV’s claim for amounts due and payable prior to the Petition Date shall be Allowed and paid in accordance with a payment schedule agreed to by LodgeNet Interactive and DIRECTV, each of cases (a) and (b), effective as of the Effective Date.  The DIRECTV Agreement shall replace the Existing DIRECTV Agreement, which shall automatically terminate without liability of any party thereto upon the effectiveness of the DIRECTV Agreement on the Effective Date.

5.5.                           Distribution of Term A Loan Notes and Term B Loan Notes.

On the Effective Date, LodgeNet Interactive will enter into the Exit Loan Agreement, which shall contain terms consistent with the Exit Term Loan Term Sheet and shall otherwise be in form acceptable to Purchaser Representative and the Requisite Consenting Lenders.  On the Effective Date, the Exit Loan Agreement shall be executed and delivered, and the Reorganized LodgeNet Interactive shall be authorized to execute, deliver and enter into the Exit Loan Agreement in connection with the distribution to holders of Class 2 Prepetition Lender Claims, without the need for any further corporate action and without further action by the holders of Claims or Interests.

Upon entry into the Exit Loan Agreement, all security documents executed in connection with the Prepetition Credit Agreement, including the Guarantee and Collateral Agreement shall be amended or amended and restated, as may be necessary, to conform to the terms of the Exit Loan Agreement, and shall remain in full force and effect, and all Liens, rights, interests, duties and obligations thereunder shall survive the Effective Date and shall continue to secure all obligations under the Exit Loan Agreement.  Without limiting the generality of the foregoing, all Liens and security interests granted pursuant to the Exit Loan Agreement (including, without limitation, the security documents executed in connection with the Prepetition Credit Agreement as amended or amended and restated in connection with the Exit Loan Agreement) to the Prepetition Agent and the Prepetition Lenders are intended to be (i) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization or subordination under any applicable law.

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5.6.                           Termination of DIP Loan Agreement

On the Effective Date, (a) LodgeNet Interactive shall pay, in full in Cash by wire transfer or immediately available funds, all DIP Claims (excluding any Roll-Up DIP Claims); and (b) the commitments under the DIP Loan Agreement shall be terminated.  All Roll-Up DIP Claims shall be deemed to be outstanding amounts under the Exit Term Loan.  Upon payment or satisfaction in full of all DIP Claims in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.  Notwithstanding the foregoing, all obligations of the Debtors (if any) to the DIP Agent and the DIP Lenders under the DIP Loan Agreement which are expressly stated in the DIP Loan Agreement as surviving such agreement’s termination (including, without limitation, indemnification and expense reimbursement obligations) shall, as so specified, survive without prejudice and remain in full force and effect.

5.7.                           Exit Revolver

On the Effective Date, LodgeNet Interactive will enter into the Exit Revolver on terms not inconsistent with the Exit Term Loan Term Sheet and shall otherwise be in substance reasonably acceptable to Purchaser Representative and the Requisite Consenting Lenders.  On the Effective Date, the Exit Revolver Agreement shall be executed and delivered, and the Reorganized LodgeNet Interactive shall be authorized to execute, deliver and enter into the Exit Revolver Agreement, without the need for any further corporate action and without further action by the holders of Claims or Interests.  On the Effective Date, the Guarantee and Collateral Agreement shall be amended and restated, if necessary, to provide for the grant of liens and security interests to secure the Exit Revolver.

5.8.                           Cancellation of Existing Securities and Agreements.

Except for executory contracts and unexpired leases that have been assumed by the Debtors, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, and notes evidencing such Claims, (b) the Interests in LodgeNet Interactive (c) any options or warrants to purchase Interests of LodgeNet Interactive, or obligating such Debtors to issue, transfer or sell Interests or any other capital stock of such Debtors, shall be amended, restated, substituted for or cancelled, as the case may be, other than for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors or as otherwise provided hereunder.

5.9.                            Board of Directors and Management.

(a)                                 Board of Directors.  Upon and following the Effective Date, the New Board and the boards of directors for each of the Reorganized Subsidiary Debtors shall comprise such number of directors as determined by Purchaser Representative.  The members of the New Board and the new boards of each of the Reorganized Subsidiary Debtors will be identified no later than the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.  On the Effective Date, the terms of the current members of the boards of directors of the Debtors shall expire.

(b)                                 Directors and Officers of the Reorganized Debtors.  Except as otherwise provided in the Plan Supplement or as determined by Purchaser Representative prior to the Confirmation Hearing, the officers of the respective Reorganized Debtors immediately before the Effective Date shall serve as the initial officers of each of the respective Reorganized Debtors on or after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

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5.10.                     Merger/Dissolution/Consolidation.

On the Effective Date or as soon as practicable thereafter and without need for any further action, the Reorganized Debtors may, subject to the terms of the Exit Loan Agreement, (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.

5.11.                    Cancellation of Liens.

Except as otherwise specifically provided herein with respect to Classes 2 and 3, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

5.12.                    Withholding and Reporting Requirements.

In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.  The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder.  If the Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

5.13.                    Exemption From Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust or other security interest, or (c) the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security

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or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

5.14.                    Management Incentive Plan.

To the extent determined by Purchaser Representative in its sole discretion Reorganized LodgeNet Interactive shall adopt the new management incentive plan set forth in the Plan Supplement.

5.15.                    Sources of Consideration for Plan Distributions.

Except as otherwise provided in the Plan or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the existing Cash balances of the Debtors, the purchase price specified in the Investment Agreement, the Exit Term Loan, the Exit Revolver, and the operations of the Debtors or the Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems

5.16.                    Effectuating Documents; Further Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the Amended Organizational Documents pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

SECTION 6.                            DISTRIBUTIONS.

6.1.                           Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall

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be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests.  The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

6.2.                           Date of Distributions.

Except as otherwise provided herein, any and all distributions and deliveries to be made hereunder shall be made on the Effective Date, as soon thereafter as is practicable or as otherwise determined in accordance with the Plan.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3.                           Disbursing Agent.

All distributions hereunder shall be made by Reorganized LodgeNet Interactive (or such other entity designated by Reorganized LodgeNet Interactive), as Disbursing Agent, on or after the Effective Date, or as otherwise provided herein.  No Disbursing Agent hereunder shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

6.4.                           Powers of Disbursing Agent.

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.5.                           Expenses of the Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.6.                           Delivery of Distributions.

(a)                                 Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims.  In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

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(b)                                 The Prepetition Agent shall be the Disbursing Agent for the Allowed Prepetition Lender Claims.  Distributions under the Plan to holders of such Allowed Prepetition Lender Claims shall be made by the Reorganized Debtors to the Prepetition Agent, which, in turn, shall make the distributions to Prepetition Lenders.  The Prepetition Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Sections 4.2 and 5.6 hereof to the Prepetition Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(c)                                  The DIP Agent shall be the Disbursing Agent for the Allowed DIP Claims.  Distributions under the Plan to holders of such Allowed DIP Claims shall be made by the Debtors to the DIP Agent, which, in turn, shall make the distributions to DIP Lenders.  The DIP Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Debtors of the distributions in conformity with Sections 2.4 and 5.7 hereof to the DIP Agent, the Debtors shall be released of all liability with respect to the delivery of such distributions.

6.7.                           Manner of Payment Under Plan.

(a)                                 All distributions of the Exit Term Loan to the holders of Prepetition Lender Claims under the Plan shall be made by, or at the direction of, the Prepetition Agent on behalf of Reorganized LodgeNet Interactive.

(b)                                 All distributions of Cash under the Plan shall be made by the applicable Disbursing Agent on behalf of the applicable Debtor.

(c)                                  At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.8.                           Fractional Units.

No Fractional shares of New Common Stock shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

6.9.                           Setoffs.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (other than a Prepetition Lender Claim) (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

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6.10.                    Distributions After Effective Date.

Distributions made after the Effective Date pursuant to section 7.5 hereof to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.11.                    Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

6.12.                    Minimum Distributions.

No payment of Cash in less than $100 shall be made to any holder of an Allowed Claim unless a request therfore is made in writing to the appropriate Disbursement Agent.

6.13.                    No Postpetition Interest on Claims.

Except for DIP Claims or Prepetition Lender Claims (for the avoidance of doubt each of which shall accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing the DIP Claims and the Prepetition Lender Claims (at the non-default rate), as applicable) unless otherwise specifically provided for in this Plan or the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Petition Date on account of any Claim.

SECTION 7.                            PROCEDURES FOR DISPUTED CLAIMS.

7.1.                           Proofs of Claim/Disputed Claims/Process

Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn, other than as provided below. The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this section 7.1 of the Plan to assert their Claims in any forum as though the Debtors’ cases had not been commenced.  Notwithstanding anything in this section 7.1, (a) all Claims against the Debtors that result from the Debtors’ rejection of an executory contract or unexpired lease, (b) disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

7.2.                           Objections to Claims.

Except insofar as a Claim is Allowed under the Plan, notwithstanding Section 7.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed on or before (a) the one-hundred and twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as may be fixed by the Bankruptcy Court.

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7.3.                           Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.4.                           No Distributions Pending Allowance.

If an objection to a Claim is filed as set forth in Section 7.2, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.5.                           Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

7.6.                           Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Debtors or their successor(s) may pursue such retained Claims, rights, Causes of Action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

SECTION 8.                            EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.                           General Treatment.

Effective as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed, except for an executory contract or unexpired lease that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is

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specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (d) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).

8.2.                           Determination of Cure Disputes and Deemed Consent.

Following the Commencement Date, the Debtors shall have served a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and, where applicable, setting forth the proposed cure amount (if any).  The proposed cure amount for any executory contract or unexpired lease not listed on the schedule shall be $0.

To the extent that an objection to assumption, cure, “adequate assurance of future performance,” or other issues related to assumption of the contract or lease was filed within fifteen (15) days of service of notice of intent to assume or reject, and properly served on the Debtors with respect to the assumption of any contract or lease, then any Cure Dispute that was not scheduled for a hearing by the Bankruptcy Court on or before the date of the Confirmation Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court.  Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the contract or lease shall be deemed assumed effective as of the Effective Date, provided, however, that the Debtors reserve the right to reject any such contract or lease following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within 3 Business Days of the entry of such Final Order.

8.3.                           Payment of Cure and Effect of Assumption of Contracts and Leases.

Subject to resolution of any Cure Dispute, any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.

To the extent that an objection was not timely filed and properly served on the Debtors with respect to the assumption of a contract or lease, then the counterparty to such contract or lease shall be deemed to have assented to (i) the Cure amount proposed by the Debtors and (ii) the assumption of the applicable executory contract or unexpired lease, notwithstanding any provision of such contract that (a) prohibits, restricts or conditions the transfer or assignment of such contract or (b) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change in the ownership or control of LodgeNet Interactive contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminated or modifying such contract on account of transactions contemplated by the Plan.

Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption.  Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity

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8.4.                           Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (2) the date of the filing of a notice by the Debtors after the Effective Date indicating such rejection in accordance with Section 8.2 hereof. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.

8.5.                           Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, bylaws, or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions or omissions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of Petition Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

8.6.                           Survival of Other Employment Arrangements

Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date, all employee compensation and benefit plans entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.  Notwithstanding anything in this Section 8.6 to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.

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8.7.                           Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtors.

8.8.                           Workers’ Compensation Programs.

Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero

8.9.                           Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

SECTION 9.                            CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

9.1.                           Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a)                                 the Bankruptcy Court shall have entered the Confirmation Order acceptable to the Debtors, Purchaser Representative (in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement) and the Requisite Consenting Lenders (in accordance with Requisite Consenting Lenders’ consent rights set forth in the Plan Support and Lock-Up Agreement) and such Confirmation Order shall have become a Final Order;

(b)                                 the conditions to closing set forth in section 10.1 of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof, and such Investment Agreement shall be in full force and effect;

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(c)                                  there shall be no existing default under the Plan Support and Lock-Up Agreement, which default would permit the Requisite Consenting Lenders to terminate the Plan Support and Lock-Up Agreement (notwithstanding any cure periods), the Plan Support and Lock-Up Agreement shall not have been terminated in accordance with the terms thereof, and such Plan Support and Lock-Up Agreement shall be in full force and effect;

(d)                                 the Definitive Documents, including all documentation related thereto, shall be in substance consistent with the Exit Term Loan Term Sheet, and acceptable to the Debtors, Purchaser Representative (in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement) and the Requisite Consenting Lenders (in accordance with Requisite Consenting Lenders’ consent rights set forth in the Plan Support and Lock-Up Agreement), and shall be executed by all parties thereto;

(e)                                  the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order; and

(f)                                   the amended and restated certificate of incorporation for Reorganized LodgeNet Interactive shall have been filed with the Secretary of State of the State of Delaware.

9.2.                           Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 may be waived in writing by the Debtors (with the prior consent of Purchaser Representative in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement, and the Requisite Consenting Lenders in accordance with the requisite Consenting Lender’s consent rights set forth in the Plan Support and Lock-Up Agreement), solely without notice or order of the Bankruptcy Court.

SECTION 10.                     EFFECT OF CONFIRMATION.

10.1.                    Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided pursuant to this Plan, the Confirmation Order, the Exit Loan Agreement, the Exit Revolver Agreement and the Amended and Restated Guarantee and Collateral Agreement.  Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.2.                    Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

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10.3.                    Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

10.4.                    Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.                    Injunction Against Interference with Plan.

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

10.6.                    Releases by the Debtors.

As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Section shall be construed to

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release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

10.7.                    Releases By Holders of Claims and Interests.

As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Releasing Party, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, the Investment Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Section shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

10.8.                    Exculpation.

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, cause of action or liability for any claim in connection with or arising out of, the administration of the Chapter 11 Cases, the entry into the Plan Support and Lock-Up Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement and related documents and the consummation of the transactions contemplated therein, the negotiation and pursuit of the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and the issuance of securities under or in connection with the Plan or the transactions contemplated by the foregoing, except for willful misconduct or gross negligence, intentional fraud or criminal conduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the Prepetition Agent, the Prepetition Lenders, Colony Capital, Purchasers (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

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10.9.                    Retention of Causes of Action/Reservation of Rights.

(a)                                 Except as otherwise provided herein, including Sections 10.5, 10.6, 10.7 and 10.8, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(b)                                 Except as otherwise provided herein, including sections 10.5, 10.6, 10.7 and 10.8, nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.10.             Solicitation of the Plan.

The Debtors (a) shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11.             Securities Law Exemption.

The issuance of and the distribution under the Plan of (i) New Common Stock to Purchasers, and any designees, under section 5.2 of this Plan, and (ii) warrants to purchase New Common Stock to entities identified on Schedule C to the Investment Agreement under section 5.2 of this Plan, shall be exempt from registration under the Securities Act of 1933, as amended, and other applicable securities laws without further act or action by any Person pursuant to section 4(a)(2) of the Securities Act of 1933, as amended.

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10.12.             Plan Supplement.

The Plan Supplement filed with the Clerk of the Bankruptcy may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents included in the Plan Supplement have been posted at the website of the Debtors’ notice, claims and solicitation agent.

SECTION 11.                     RETENTION OF JURISDICTION.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

(c)                                  to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)                                 to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

(e)                                  to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(f)                                   to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)                                  to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)                                 to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

(i)                                     to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)                                    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

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(k)                                 to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l)                                     to determine such other matters and for such other purposes as may be provided herein or in the Confirmation Order;

(m)                             to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)                                 to adjudicate, decide or resolve any Causes of Actions;

(o)                                 to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(p)                                 to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid;

(q)                                 to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(r)                                    to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(s)                                   to enter a final decree closing the Chapter 11 Cases;

(t)                                    to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(u)                                 to hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

SECTION 12.                     MISCELLANEOUS PROVISIONS.

12.1.                    Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12.2.                    Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.                    Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

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12.4.                    Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.5.                    Severability of Plan Provisions.

If any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the prior written consent of Purchaser Representative and Requisite Consenting Lenders, which consent shall not be unreasonably withheld; provided that such consent may be withheld without regard to reasonableness, to the extent that such alteration, amendment or modification would have an adverse effect on the Purchasers or any Consenting Lender), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6.                    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7.                    Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.8.                    Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether holders of such Claims and Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.9.                    Successor and Assigns.

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each Person.

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12.10.             Entire Agreement.

On the Effective Date, the Plan, the Investment Agreement, the Plan Supplement and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

12.11.             Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission or e-mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(i) if to the Debtors:

LodgeNet Interactive Corporation
3900 West Innovation Street
Sioux Falls, SD 57107
Telephone: (605) 988-1000
Facsimile: (605) 988-1323
Attn: James Naro, Esq.
James.naro @lodgenet.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth, Avenue
New York, New York 10153
Attn: Gary T. Holtzer, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Gary.holtzer@weil.com

(ii) if to Colony Capital, Purchasers or Purchaser Representative:

Colony Capital, LLC
2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attn: Richard Nanula
Telephone: (310) 282-8820
Facsimile: (310) 282-8816
rnanula@colonyinc.com

with a copy to:

Liner Grode Stein LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024

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Attn: Joshua Grode, Esq.
Telephone: (310) 500-3551
Facsimile: (310) 500-3501
jgrode@linerlaw.com

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
Attn: Andrew G. Dietderich, Esq. and Alexandra Korry, Esq.
Telephone: (212) 558-3830
Facsimile: (212) 558-3588
dietdericha@sullcrom.com
korrya@sullcrom.com

(iv) if to the Prepetition Agent or DIP Agent:

Gleacher Products Corp.
1290 Avenue of the Americas
New York, New York 10104
Attn: Joanna W. Anderson
Telephone: (212) 273-7219
Facsimile: (646) 786-4385
Joanna.anderson@gleacher.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Michael Stamer, Esq. and Philip C. Dublin, Esq.
Telephone: (212) 872-1025
Facsimile: (212) 872-1002
mstamer@akingump.com
pdublin@akingump.com

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After the Effective Date, the Debtors have authority to send a notice to Persons that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

Dated:

Respectfully submitted,

LodgeNet Interactive Corporation
LodgeNet International Inc.
LodgeNet StayOnline Inc.
On Command Corporation
On Command Video Corporation
LodgeNet Healthcare Inc.
The Hotel Networks Inc.
Hotel Digital Network Inc.
Puerto Rico Video Entertainment Corporation
Virgin Islands Video Entertainment Corporation
Spectradyne International Inc.

By:

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Exhibit A

Exit Term Loan Term Sheet

i

LODGENET

$346.4 Million Credit Agreement

Debt Restructuring Term Sheet

Dated December 30, 2012

This Debt Restructuring Term Sheet sets forth the terms and conditions of the proposed refinancing of the obligations of LodgeNet Interactive Corporation under the Credit Agreement dated as of April 4, 2007 (the “2007 Credit Agreement”), as amended by the First Amendment thereto dated as of March 17, 2011 (the “2011 Amendment”) and by the Successor Agent Agreement dated as of October 2, 2012 (the “Successor Agent Agreement”) and by the Forbearance Agreement and Second Amendment to Credit Agreement dated as of October 15, 2012 (the “Second Amendment”, and the 2007 Credit Agreement as amended by the 2011 Amendment, the Successor Agent Agreement and the Second Amendment, the “Existing Credit Agreement”), among LodgeNet Interactive Corporation, Gleacher Products Corp., in its capacity as administrative agent for the lenders, and the lenders thereunder (the “Existing Lenders”), in connection with the investment by Colony Capital, LLC (“CCL”), acting through Colony-L Acquisition, LLC, a newly formed entity and an affiliate of CCL (“Colony-L Acquisition” and, together with CCL collectively, “Colony”) or its designees, in the Borrower in an amount not less than $50.0 million on terms reasonably acceptable to the Existing Lenders (the “Investment”) as part of the corporate restructuring of the Borrower (the “Transaction”) and the related prepackaged or pre-arranged chapter 11 bankruptcy case (the “Case”) and plan of organization (the “Plan”; the date of consummation of the Plan being referred to herein as the “Closing Date”).

The Plan will provide that all outstanding principal of loans under the Existing Credit Agreement, and all accrued and unpaid interest thereon (calculated at the non-default contract interest rate; any unpaid interest accrued prior to the commencement or during the pendency of the Case in excess thereof shall be discharged by the Plan) shall be capitalized and refinanced on the Transaction closing date with the proceeds of the new credit facilities described herein (up to the maximum amount set forth herein, with amounts in excess thereof being discharged in the Case).  The Plan will not provide for any principal payment to the lenders from proceeds of the Investment or other cash of the Borrower. Certain terms are used herein as defined in Annex A hereto.

I. Parties:

Borrower:	LodgeNet Interactive Corporation, a Delaware corporation f/k/a LodgeNet Entertainment Corporation (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect wholly-owned domestic subsidiaries.

II. Types and Amounts of Credit Facilities:

Term Loan A:

$346.4 million five-year term loan (plus capitalized interest accrued (i) pre-petition and (ii) post-petition through the earlier of the Closing Date and date that is 90 days after the petition date, in each case at the non-default contract interest rate), less the original aggregate principal amount of Term Loan B (if any).

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Term Loan B:	Up to $125.0 million seven-year term loan (together with Term Loan A, the “New Credit Facilities”).

Revolving Credit Facility:

A separate $20.0 million five-year revolving credit facility on terms satisfactory to Colony, inclusive of a $5.0 million letter of credit sub-facility, which shall be unfunded after giving effect to the Transaction on the Closing Date (the “Revolving Credit Facility”). For the avoidance of doubt, the Existing Lenders are not committing to the Revolving Credit Facility.

III. Payment Provisions:

Interest Rate:

The principal-weighted blended interest rate for Term Loan A and Term Loan B shall be 6.75% per annum (the “Blended Interest Rate Cap”); provided that default interest accruing only on any principal of or interest on the Loans that is not paid when due at a rate per annum 2.00% in excess of the otherwise applicable interest rate, shall not be subject to the Blended Interest Rate Cap.

Notwithstanding the foregoing, the aggregate amount of interest that will accrue and be payable (in cash or in-kind) on any interest payment date shall be subject to reduction in accordance with Annex C hereto.

On four interest payment dates occurring during the term of the New Credit Facilities and selected by the Borrower, the Borrower may at its election pay in-kind accrued and unpaid interest then due in respect of the New Facilities; provided that (i) the Borrower may so elect to pay accrued and unpaid interest in-kind on any interest payment date only if the Borrower has cash on hand, cash equivalents and borrowing availability under the Revolving Credit Facility on the 5th business day preceding such interest payment date aggregating less than $50.0 million, and (ii) on each such interest payment date on which the Borrower elects to pay in-kind interest, the Borrower shall pay in cash accrued interest at a rate not less than 1.00% per annum and may pay in-kind all or any portion of the remaining accrued and unpaid interest.

Fees:	None.

Maturity Date:	Term Loan A: five (5) years after the Closing Date.

Term Loan B: seven (7) years after the Closing Date.

Prepayment Premium:	Term Loan A and Term Loan B: None.

Amortization:	Term Loan A and Term Loan B: 1.00% each year of the outstanding amount thereof on the Closing Date, in equal quarterly installments.

Mandatory Prepayment:

The following amounts shall be applied to prepay the Term Loans (mandatory prepayments described in clauses (a) (in respect of a mandatory prepayment from proceeds of incurrence of Subordinated Debt) and (d) below may be applied to Term Loan A and/or Term Loan B at the discretion of the Borrower; mandatory prepayments described in clauses (a) (in respect of a mandatory prepayment from proceeds of incurrence of Permitted Senior Notes), (b) and (c) below

2

shall be applied first, to Term Loan A until it is paid in full and then, to Term Loan B):

(a) 100.0% of the net proceeds of any incurrence of Subordinated Debt (other than Subordinated Debt incurred to fund a Permitted Acquisition) or Permitted Senior Notes;

(b) 100.0% of the net proceeds of any sale or other disposition of assets (in excess of a $5.0 million annual threshold and subject to 365-day reinvestment rights and certain other exceptions);

(c) the ECF Percentage of Excess Cash Flow; and

(d)         50.0% of the net proceeds of any issuance of any capital stock of the Borrower subject to customary exceptions and the following exceptions, (i) capital stock issued in connection with a Permitted Acquisition, (ii) capital stock issued to Colony or any of its affiliates or any other Purchaser or Purchaser Designee in connection with the closing of the transaction (both as defined in the definitive investment agreement entered into among the Borrower and such Purchasers in connection with the Investment), and (iii) the first $20.0 million of net proceeds from the sale of capital stock if received within 60 days following the closing of the Transaction.

IV. Collateral:

The obligations of the Borrower and each Guarantor shall be secured by perfected security interests in substantially all of their respective personal property assets (subject to customary and other exclusions and limitations TBD, including in respect of equity interests in foreign subsidiaries). The security interests securing the Revolving Credit Facility (and subsidiary guarantees thereof) in the Borrower’s and Guarantors’ contract payment rights, accounts receivable and other current or related assets, including contract rights (collectively “Revolver Priority Collateral”) shall be first priority security interests (subject only to permitted encumbrances); provided that Revolver Priority Collateral may also include other assets to the extent required by the lenders under the Revolving Credit Facility to ensure that the all-in yield on loans funded under such facility does not exceed 5.75%per annum (the “ABL Structure”); provided, further, that the Revolving Credit Facility may be structured as a cash flow revolver with Revolver Priority Collateral to include all assets so long as the Borrower has used commercially reasonable efforts to consummate the Revolving Credit Facility pursuant to the ABL Structure. The security interests securing Term Loan A (and subsidiary guarantees thereof) shall be first priority security interests (subject only to permitted encumbrances) in all personal property assets other than Revolver Priority Collateral, and second-priority security interests (subject to permitted encumbrances) in Revolver Priority Collateral. The security interests securing Term Loan B (and subsidiary guarantees thereof) shall be second priority security interests (subject only to security interests securing Term Loan A and permitted encumbrances) in all personal property assets other than Revolver Priority Collateral, and third-priority security interests (subject to permitted encumbrances) in Revolver Priority Collateral.

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On the Closing Date, the lenders under the New Credit Facilities (or their respective agents or other representatives) shall enter into an intercreditor agreement with the lenders under the Revolving Credit Facility and DIRECTV, LLC, in form and substance reasonably satisfactory to the lenders (or agents) and Colony, governing the relative priority of, and relative remedies in respect of, Liens in common collateral.

V. Documentation:

The respective New Credit Facilities may be governed by separate definitive credit or loan agreements, all of which shall be consistent herewith (collectively, the “Credit Agreement”). The Credit Agreement will contain customary conditions precedent (including entry of a confirmation order in respect of the Plan), yield protection, indemnification and expense reimbursement, lender voting, and assignment and participation provisions (provided that (a) Loans acquired by Colony shall be subject to customary restrictions, including a 30% ownership cap and limited voting rights and (b) Loans acquired by the Borrower and its affiliates (other than Colony) shall be subject to additional restrictions, including (i) purchase made only pursuant to Dutch auction, (ii) minimum liquidity TBD, and (ii) no Loans outstanding under the Revolving Credit Facility), and it will contain representations and warranties, covenants and events of default as follows:

Representations and Warranties:	The following representations and warranties:

	•	financial statements and condition; absence of undisclosed liabilities; no material adverse change;

	•	corporate existence; corporate power and authority; compliance with law;

	•	enforceability of credit documentation;

	•	no conflict with law or contractual obligations;

	•	corporate existence, domicile and capitalization of subsidiaries;

	•	no material litigation;

	•	ownership of property; liens;

	•	intellectual property;

	•	taxes;

	•	non-applicability of margin regulations; labor matters;

	•	ERISA and other regulatory matters;

	•	environmental matters;

	•	solvency; and

	•	creation and perfection of security interests.

Affirmative Covenants:	The following affirmative covenants:

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	•	delivery of financial statements, projections, and other information reasonably requested by lenders;

	•	maintenance of existence;

	•	compliance with laws;

	•	maintenance of property and insurance; maintenance of books and records; right of lenders to inspect books and records;

	•	notices of defaults, litigation and other material events;

	•	compliance with environmental laws;

	•	regulatory and legal matters; and

	•	further assurances with respect to security interests.

Financial Covenants:	The following financial covenants (measured on a consolidated basis for the Borrower and its subsidiaries, pro forma for acquisitions and dispositions made during each four-quarter reference period):

	•	maximum leverage ratio total net debt/trailing four-quarter AOCF(1), tested each fiscal quarter-end commencing March 31, 2014

•

minimum interest coverage ratio: trailing four-quarter AOCF/trailing four-quarter cash interest expense, tested each fiscal quarter-end commencing March 31, 2014

Leverage and interest coverage ratio levels will be set with a 25.0% cushion to Colony’s base case business plan.

Negative Covenants:	The following negative covenants (as more fully set out in Annex B hereto):

	•	debt of the Borrower and its subsidiaries;

	•	liens;

	•	fundamental changes (mergers, consolidations, liquidations and dissolutions);

	•	sales of assets;

	•	restricted payments;

	•	capital expenditures;

	•	investments;

	•	optional prepayment of Subordinated Indebtedness; modification of documents governing Subordinated Indebtedness;

(1)  “AOCF” is anticipated to be EBITDA as defined in the existing credit agreement adjusted to exclude the effect of restructuring and other charges related to the Transaction and other one-time charges.

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	•	restrictions on subsidiary distributions; and

	•	transactions with affiliates.

Events of Default:	The following events of default:

	•	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period TBD;

	•	material inaccuracy of representations and warranties;

	•	violation of covenants (subject, in the case of affirmative covenants, to a grace period TBD);

	•	cross-default to other funded debt outstanding in a principal amount in excess of $15.0 million;

	•	bankruptcy and other insolvency events;

	•	certain ERISA events;

	•	material judgments not satisfied, stayed or bonded pending appeal; and

	•	actual or asserted invalidity or repudiation of subordination of Subordinated Indebtedness;

•

actual or asserted invalidity or repudiation of (i) any guaranty by any material Subsidiary, or (ii) any material security document or security interest in material property; lack of perfection or priority of security interests in material property.

Equity Cure Rights:	Borrower to have the right to cure financial default with contribution of equity at its election.

Governing law:	New York.

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ANNEX A

DEFINITIONS

“Available ECF Amount” means, on any date of determination, an aggregate cumulative amount equal to the amount of Excess Cash Flow for the period (treated as one accounting period) commencing on the Closing Date and ending at the end of the Borrower’s fiscal year most recently ended prior to such date of determination that is not required to be applied to prepay the Loans in accordance with [the mandatory prepayment provisions in the Credit Agreement].

“ECF Percentage” means 50.0%.

“Excess Cash Flow” means for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in computing such consolidated net income, (iii) decreases in consolidated working capital for such fiscal year, and (iv) the aggregate net amount of loss on disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in computing such consolidated net income over (b) the sum, with duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of capital expenditures (excluding (x) any capital expenditures utilizing the Available ECF Amount, (y) the principal amount of Indebtedness incurred to finance such capital expenditures (but including repayments of any such indebtedness incurring during such period or any prior period) and (z) any such capital expenditures financed with the reinvested proceeds of any asset disposition), (ii) the aggregate net amount of gain on disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in computing such consolidated net income, (iii) the aggregate amount of all optional and scheduled repayments or prepayments of Indebtedness during such fiscal year (in the case of revolving loans, to the extent of any permanent optional reductions of revolving commitments), (iv) increases in consolidated working capital for such fiscal year, and (v) the aggregate acquisition consideration paid by the Borrower and its Subsidiaries in cash during such fiscal year in connection with Permitted Acquisitions (excluding any amounts utilizing the Available ECF Amount).

“Indebtedness” of any Person means, at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.  Anything to the contrary in the foregoing notwithstanding, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary

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course of business and (2) any indebtedness that has been defeased in accordance with GAAP or defeased by deposit of cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any thereon) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness in accordance with the other applicable terms of the instrument governing such indebtedness.

“Lien” means any mortgage, pledge, hypothecation, assignment, lien (statutory or other), charge or other security interest or any preference, priority or other preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Loans” means, collectively, Term Loan A and Term Loan B, and “Loan” means any of them, as the context may require.

“Obligations” means, at any time, the outstanding principal amount of the Loans and accrued and unpaid interest thereon, and all fees, expense reimbursements, indemnities and other payment amounts that are then due and payable under the Credit Agreement or any other [Loan Document].

“Permitted Acquisition”  means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the capital stock of, or all or substantially all of the assets comprising a business line or unit or a division of, any Person; provided that: (a) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations; (c) in the case of the acquisition of capital stock, all of the capital stock (except for any such capital stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly-formed Subsidiary of the Borrower in connection with such acquisition shall be owned (or after giving effect to any earn-outs will be owned) 100% (other than directors qualifying shares) by the Borrower or a Subsidiary Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section [    ][Further Assurances]; (d) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section [    ] [Maximum Consolidated Leverage Ratio; Minimum Interest Coverage Ratio] on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recently completed period of four consecutive fiscal quarters; and (e) the aggregate consideration for all such Permitted Acquisitions consummated after the Closing Date (exclusive of amounts paid in capital stock of the Borrower, but including all assumed debt) does not exceed $150.0 million.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness of the Borrower or any of its Subsidiaries, any indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries; provided that: (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or

8

accreted value, if applicable) of the indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of all fees, expenses and premiums incurred in connection therewith); (b) such indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) in the case of indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund the Subordinated Debt, such indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as to which such Subordinated Debt is subject; (d) such indebtedness is incurred either by the Borrower or by the Subsidiary who is the original obligor on the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (e) such indebtedness shall not be secured by any assets other than the assets securing the indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Senior Notes” means any senior notes issued by the Borrower in a Rule 144A transaction having customary market terms at the time issued; provided that (i) all of the net cash proceeds thereof are applied to the prepayment of the Term Loans on the date of receipt thereof, (ii) such notes mature in a single installment that is at least 90 days after the Term Loan B Maturity Date and are not subject to any mandatory redemption (other than (a) based on a change of control no earlier than 30 days following such change of control transaction subject to the prior prepayment in full of the Obligations and (b) pursuant to customary provisions in connection with asset sales as long as such provisions allow asset sale proceeds to be reinvested or to be applied to payment of other senior debt pro rata with such mandatory redemption, (iii) such notes are not subject to any financial maintenance covenants or other terms which are, taken as a whole, more restrictive in the aggregate than those set forth in the Credit Agreement, and do not prohibit or restrict the ability of the Borrower and its Subsidiaries to provide collateral security for and guarantees of the Obligations, (iv) such notes are unsecured or, if secured, are secured on a junior Lien or pari passu Lien basis only by property constituting Collateral pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent to be entered into by the Administrative Agent and the trustee or representative of the holders of such notes.

“Subordinated Indebtedness” means any unsecured indebtedness of the Borrower, no part of the principal of which is required to be paid prior to the first anniversary of the Term Loan B Maturity Date, the payment of principal of and interest on which are subordinated to the prior payment in full of the Obligations on substantially the same terms as (or on terms more favorable to the Lenders than) those terms of subordination that are customary at the date of issue for unsecured subordinated notes issued in a Rule 144A transaction or pursuant to a registration statement filed under the Securities Act of 1933, as amended, and otherwise containing covenants substantially the same as (or covenants less restrictive than) those set forth in the Credit Agreement as in effect on the date of issuance of such Subordinated Indebtedness.

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ANNEX B

RESTRICTIVE COVENANTS

1.             Incurrence of Debt.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness or, in the case of any Subsidiary, issue any preferred stock, except

•                  Indebtedness of the Borrower or any of its Subsidiaries pursuant to any [Loan Document];

•                  Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of the Revolving Credit Facility in an aggregate amount not to exceed $20.0 million at any time outstanding;

•                  Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary to the Borrower or any Subsidiary Guarantor, and (iii) of any Foreign Subsidiary to any other Foreign Subsidiary, the Borrower or any Subsidiary;

•                  Guarantee obligations incurred by the Borrower or any of its Subsidiaries in respect of permitted Indebtedness or other obligations of the Borrower or any Subsidiary Guarantor, provided that if such permitted Indebtedness is Subordinated Indebtedness, such guarantee obligations are subordinated to the obligations of such Subsidiary Guarantor under the [subsidiary guaranty of the Borrower’s Obligations under the Credit Agreement] to the same extent as the obligations of the Borrower in respect of such Subordinated Indebtedness are subordinated to the Obligations);

•                  Indebtedness outstanding on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

•                  Indebtedness (including, without limitation, capital lease obligations) secured by Liens permitted by Section [    ][Asset Purchase Money Liens] in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

•                  Indebtedness of a Person that becomes a Subsidiary, or Indebtedness assumed by the Borrower or a Subsidiary in connection with an acquisition of assets by the Borrower or any of its Subsidiaries, in any case in connection with a Permitted Acquisition, provided that (i) the aggregate principal amount of all such Indebtedness does not exceed $25.0 million at any time outstanding, (ii) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in any case, was not created in anticipation thereof and (iii) such Indebtedness is not guaranteed by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary and existing Subsidiaries of such Person), and any Permitted Refinancing Indebtedness in respect thereof;

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•                  Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business;

•                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

•                  the incurrence by the Borrower or any Subsidiary of contingent obligations in respect of purchase price adjustments or indemnification obligations set forth in agreements providing for the Permitted Acquisition or disposition of any asset of the Borrower or such Subsidiary so long as all such contingent obligations are discharged within 90 days after the date the amount thereof becomes absolute or liquidated and the Permitted Acquisition or asset disposition otherwise is not prohibited by the Credit Agreement;

•                  Subordinated Indebtedness of the Borrower in an aggregate principal amount not to exceed $150.0 million at any time outstanding, so long as, (i) at the time of incurrence thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to the incurrence thereof, the Borrower is in pro forma compliance with the financial covenants set forth in Section [    ][Maximum Consolidated Leverage Ratio; Minimum Interest Coverage Ratio] as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section [    ][Financial Reporting];

•                  Indebtedness of the Borrower in respect of Permitted Senior Notes; and

•                  Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

2.             Liens.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

•                  Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to the [Loan Documents];

•                  Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section [    ][Revolving Credit Facility Indebtedness;

•                  Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

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•                  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

•                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

•                  Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations;

•                  Liens in favor of DIRECTV, LLC and its affiliates securing obligations arising in connection with provision of television services and equipment pursuant to the [reference definitive DIRECTV agreement], as such agreement may be amended or otherwise modified or extended, renewed or replaced so long as any such amendment, modification, extension, renewal or replacement (i) does not extend the Liens arising thereunder to property of the Borrower or a Guarantor of a type theretofore not subject to such Liens or (ii) is not materially adverse to the interests of the [Lenders];

•                  performance bonds, bid bonds, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•                  easements, rights-of-way, restrictions, zoning restrictions, covenants, conditions, encroachments and minor defects or irregularities in title and other similar encumbrances;

•                  Liens existing on the Closing Date and, to the extent such Liens secure Indebtedness permitted under Section [    ][Existing Indebtedness], Liens securing Permitted Refinancing Indebtedness in respect thereof;

•                  Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section [    ][Asset Purchase Money Indebtedness] to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially concurrently with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

•                  Liens created pursuant to the [Loan Documents];

•                  Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section [    ][Acquired Indebtedness];

•                  Liens securing Indebtedness of the Borrower or any Subsidiary Guarantor incurred pursuant to Section [    ] [Senior Note Indebtedness], provided that such Liens are pari passu with or subordinated in Lien priority to the Liens created by the Loan Documents and are subject to the terms of the Intercreditor Agreement;

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•                  any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

•                  any attachment or judgment Lien not constituting an Event of Default;

•                  non-exclusive licenses of intellectual property granted by the Borrower or any of its Subsidiaries;

•                  bankers Lien’s and rights of set off arising by operation of law;

•                  Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

•                  Liens on cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities for asset sales, to the extent such asset sales are permitted hereby and such Liens do not secure Indebtedness for borrowed money; and

•                  Preferential arrangements that may be deemed to exist as a result of the subordination of claims among the Borrower and its Subsidiaries.

3.             Fundamental Changes:  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of, all or substantially all of its property or business, except that:

•                  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation); and any Foreign Subsidiary of the Borrower may be merged or consolidated with or into any other Foreign Subsidiary of the Borrower;

•                  any Subsidiary of the Borrower may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor;

•                  any Subsidiary may merge with another Person to effect a transaction permitted under Section [    ][Investments];

•                  transactions permitted under Section [    ][Asset Sales] shall be permitted; and

•                  any Subsidiary that is not a Subsidiary Guarantor may be liquidated, wound up or dissolved, provided that immediately thereafter all of the assets of such Subsidiary are distributed to the holders of its Capital Stock on a pro rata basis.

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4.                                      Asset Sales.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s capital stock to any Person, except:

•                  the sale or other disposition of obsolete, worn out or surplus property or property that is no longer used or useful in the business of the Borrower and its Subsidiaries;

•                  the sale of inventory in the ordinary course of business;

•                  the sale or other disposition of property permitted by Section [    ][Fundamental Changes];

•                  the sale or issuance of any Subsidiary’s capital stock to the Borrower or any Subsidiary Guarantor;

•                  the sale or lease of equipment systems in the ordinary course of the Borrower’s business;

•                  the sale or other disposition of equipment removed from hotel rooms in the ordinary course of business upon expiration of contract or renewals or upgrades thereof;

•                  the non-exclusive licensing of intellectual property;

•                  leases or subleases of property which do not interfere materially with the ordinary conduct of business of the Borrower or its Subsidiaries;

•                  the sale, discount or other compromise for less than the face value thereof of notes or accounts receivable to settle disputes with the maker or account debtor thereof;

•                  the sale or other disposition of property from the Borrower to any Subsidiary Guarantor, and from a Subsidiary to the Borrower or a Subsidiary Guarantor;

•                  issuance and sale or disposition by any Subsidiary of its shares of Capital Stock to directors or members of a governing body similar to a board of directors in order to qualify such directors or members to serve as such under applicable law; and

•                  the sale or other disposition of other property having a fair market value not to exceed $20.0 million in the aggregate in any fiscal year of the Borrower.

5.                                      Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of the Borrower or such Subsidiary, or make any other

14

distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments “), except that:

•                  any Subsidiary may make Restricted Payments to the holders of its capital stock on a pro rata basis;

•                  the Borrower may make Restricted Payments in an aggregate amount up to $10.0 million in each fiscal year (plus any portions of such amount not utilized in prior fiscal years ended after the Closing Date), so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto there are no Loans outstanding under the Revolving Credit Facility;

•                  the Borrower may make Restricted Payments in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section [    ][Capital Expenditures] or [    ][Investments]), so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

•                  the Borrower may repurchase, redeem or otherwise acquire or retire for value any capital stock of the Borrower or its Subsidiaries held by employees, consultants or directors of the Borrower or any of its Subsidiaries pursuant to any employee equity subscription agreement, stock option agreement or stock ownership arrangement; provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired capital stock shall not exceed $5.0 million in any twelve-month period plus the aggregate cash proceeds received by the Borrower during such twelve-month period from any reissuance of capital stock of the Borrower and its Subsidiaries to employees, consultants or directors of the Borrower or its Subsidiaries and (ii) no Event of Default shall have occurred and be continuing or would result therefrom; provided, further, that this clause shall not prohibit any transaction within 60 days of the making of any binding commitment in respect of any such transaction if at the date of commitment no Event of Default shall have occurred and then be continuing or would result therefrom;

•                  the repurchase, redemption or other acquisition or retirement of capital stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such capital stock represents a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of capital stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights or from the vesting of restricted stock, restricted stock units or similar rights;

•                  the Borrower or any of its Subsidiaries may subscribe for the purchase of the capital stock of a Person newly organized by the Borrower or a Subsidiary, so long as immediately after giving effect to any such purchase, such Person is a Subsidiary Guarantor hereunder; and

•                  the Borrower may pay dividends in cash at a rate per annum not in excess of 10.0% on any capital stock issued by the Borrower after the Closing Date if 50.0% of the net cash

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proceeds of such capital stock were applied to prepay Term Loans in accordance with Section [    ][Mandatory Prepayments of Term Loans/equity issuance proceeds], in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom.

6.                                      Capital Expenditures.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditure, except:

•                  Capital expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $30.0 million in each fiscal year; provided that 75% of the amount of capital expenditures permitted under this clause in any fiscal year that is not expended may be carried over for expenditure in the next succeeding fiscal year; and

•                  Capital expenditures in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section [    ][Restricted Payments] or [    ][Investments], so long as no Event of Default has occurred and is continuing or would result therefrom.

7.                                      Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any capital stock, bonds, notes, debentures or other debt securities of, or any substantially all of the assets constituting a business unit of, any Person (all of the foregoing, “Investments”), except:

•                  extensions of trade credit and endorsements of negotiable instruments and other negotiable documents, in each case in the ordinary course of business;

•                  Investments in cash equivalents;

•                  Guarantee obligations permitted by Section [    ][Incurrence of Debt];

•                  loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $5.0 million at any one time outstanding;

•                  intercompany Investments in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

•                  obligations of one or more directors, officers or other employees of the Borrower or any Subsidiary in connection with such directors’, officers’ or employees’ acquisition of shares of the Borrower’s common stock, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such directors, officers or employees in connection with the acquisition of any such obligations;

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•                  Investments by the Borrower or any of its Subsidiaries in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section[    ][Restricted Payments] or [    ][Capital Expenditures]), so long as no Event of Default has occurred and is continuing or would result therefrom;

•                  Permitted Acquisitions;

•                  Restricted Payments to the extent permitted by Section [    ][Restricted Payments];

•                  promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries sales or other disposition of assets not prohibited by Section [    ][Asset Sales];

•                  Investments received in compromise or settlement of claims against any other Person arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Person;

•                  Investments related to hedge agreements that are not prohibited by the Credit Agreement;

•                  Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) outstanding at any time not to exceed $25.0 million.

8.                                      Optional Prepayment of Subordinated Indebtedness; Modification of Documents Governing Subordinated Indebtedness.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect thereof; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any agreement or instrument governing any Subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect thereof in any manner that is adverse to the interests of the [Lenders].

9.                                      Restrictions on Subsidiary Dividends.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any capital stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the [Loan Documents] and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the capital stock or assets of such Subsidiary.  The foregoing shall not apply to: (i) restrictions in effect on the Closing Date, and any amendment or modification or extension, renewal or replacement thereof so long as any such amendment, modification, extension, renewal or replacement is not more restrictive than such restriction in effect on the

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Closing Date, (ii) any agreement or instrument binding upon a Person acquired in connection with an acquisition permitted hereby as such agreement or instrument is in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and (iii) customary anti-assignment, subletting and transfer provisions in leases and licenses and other contracts entered into in the ordinary course of business.

10.                               Affiliate Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) not otherwise prohibited by the Credit Agreement, and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not prohibit (i) payment of reasonable fees to directors of the Borrower and its Subsidiaries, (ii) any employment agreement, employee benefit plan, agreement or plan relating to director, employee or officer compensation, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries existing on the Closing Date or entered into thereafter in the ordinary course of business and (iv) any permitted Investments and Restricted Payments that are not prohibited by the Credit Agreement.

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ANNEX C

LIQUIDITY ADJUSTMENT TO INTEREST ACCRUAL

On the date of the Confirmation Hearing in the Bankruptcy Case, LodgeNet Interactive Corporation (the “Borrower”) shall deliver to Purchaser and the Agent a schedule detailing its estimated Liquidity (as defined below) as of the Closing Date (the “Estimated Liquidity”).  Furthermore, the Borrower shall deliver to Purchaser and the Agent a schedule detailing its actual Liquidity as of the Closing Date, not more than 60 days following the Closing Date (the “Actual Liquidity”).

The schedules of Estimated Liquidity and Actual Liquidity are to be prepared by the Borrower in good faith and in accordance with the methodologies used in the preparation of the Borrower’s consolidated interim financial statements and in accordance with GAAP, as applied by the Borrower in the preparation of the Financial Statements (as defined in the Investment Agreement) (including with respect to its policies, practices, methodologies, estimation techniques and formulas).

The schedules of Estimated Liquidity and Actual Liquidity are to be prepared by and certified to by the Chief Financial Officer of the Borrower as having been prepared in accordance with the requirements set forth above.  The FTI professionals, in their capacity as Strategic Planning Officer of the Company, will certify that (a) they have reviewed the certification of Estimated Liquidity prepared by the Chief Financial Officer of the Company and such supporting information as the Company has provided and (b) solely on the basis of such review, the Strategic Planning Officer has no reason to believe that the certification is unreasonable.  The information contained in the determination of Estimated Liquidity has not been audited by independent auditors, nor has FTI conducted any independent verification of the certification of Estimated Liquidity.  Accordingly, the FTI professionals cannot express an opinion or any other form of assurance on, and assume no other responsibility for, the accuracy or correctness of the Chief Financial Officer’s certification.

Purchaser Termination Right

In the event the Estimated Liquidity is less than Benchmark Liquidity (as defined below), Colony shall not be required to consummate the Transaction and shall have the right to terminate the Investment Agreement.

Liquidity Adjustment

For every One Dollar ($1) that Actual Liquidity is less than Benchmark Liquidity, there will be a corresponding deduction of One Dollar ($1) in the amount of interest due and payable by the Borrower to the lenders under the New Credit Facilities (the “Interest Deduction”); provided that on each interest payment date, the Borrower shall pay in cash

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accrued interest at a rate not less than 1.00% per annum; provided, further, that the aggregate Interest Deduction shall not exceed $25,000,000.

The Interest Deduction shall be applied against interest that otherwise would accrue and be payable on the first interest payment date to occur under the New Credit Facilities on or following the 75th day after the Closing Date, with any excess amount to be applied sequentially to interest that otherwise would accrue and be payable on subsequent interest payment dates.

Calculation

Liquidity shall be calculated as follows (“Liquidity”): without duplication, (a)  Cash on the Borrower’s balance sheet on the Closing Date immediately prior to the Closing, plus (b) Quick Working Capital (whether negative or positive); provided that for the purposes of calculating Quick Working Capital, (i) accounts receivable shall exclude amounts owed to the Borrower’s foreign subsidiaries and amounts owed to the Borrower on behalf of foreign operations and amounts owed from DirectTV (the “DirecTV Receivable”), and (ii) accounts payable shall exclude (A) any amount owing to DirecTV prior to the Petition Date and (B) the first $2.5 million of amounts owed by the Borrower’s foreign subsidiaries and amounts owed by the Borrower on behalf of foreign operations, less (c) Undisclosed Liabilities, less (d) Chapter 11 Exit Costs, less (e) any Capital Expenditure Shortfall, plus (f) any professional fees incurred by Purchaser and reimbursed by the Borrower from and after October 25, 2012 in excess of $500,000.

Definitions

“Benchmark Liquidity” means the “Liquidity” dollar amount forecast total set forth on Schedule A hereto for the week in which the Closing occurs, less, for purposes of the Purchaser’s termination right only, $12,800,000.

“Quick Working Capital” means the Borrower’s accounts receivable (net of any allowance for bad debt) less post-petition accounts payable as of the Closing, as adjusted pursuant to the “Calculation” paragraph of this Annex C; it being understood that all pre-petition accounts payable as of the Closing (other than $29 million of amounts owed to DirecTV) are included in Chapter 11 Exit Costs.

“Undisclosed Liabilities” means the liabilities of the Borrower existing (as reasonably estimated by the Borrower, subject to approval by Purchaser, not to be unreasonably withheld) as of the Closing (including those first disclosed to or discovered by Purchaser after the Closing Date and at or before the final determination of Actual Liquidity), whether or not required to be shown as a liability on a balance sheet of the Borrower prepared as of the Closing Date in accordance with GAAP, other than (a) accounts payable, (b) Chapter 11 Exit Costs, or (c) Liabilities disclosed or not required to be disclosed in the Investment Agreement or incurred after the date of the Investment Agreement and not in violation thereof, including rejection damages in connection therewith.

“Chapter 11 Exit Costs” means: (a) all amounts due and owing with respect to the DIP financing as of the Closing (other than any pre-petition amount to be rolled into the DIP financing in conformity with the Debt Term Sheet), (b) all the following amounts as of the Closing (regardless of when payable): (i) priority and administrative expense claims, (ii) prepetition

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unsecured claims payable in cash (other than rejection damages and amounts owing to DirecTV)(2), (iii) professional fees and expenses in connection with the Bankruptcy Case (net of any outstanding retainer amounts previously paid by the Borrower), (iv) key employee incentive payment (“KEIP”) and key employee retention plan (“KERP”) amounts and, for purposes of the Interest Deduction only, any other severance, change of control or other extraordinary costs, fees and expenses payable with respect to any officer, director or employee of the Borrower with respect to individuals indentified by the Purchaser prior to the 60th day following the Closing, (v) all fees and costs of the Bankruptcy Court or the US trustee or any governmental authority in connection with the Bankruptcy Case and any other expenses or liabilities the Borrower incurs in connection with the consummation of the Plan, (c) the Purchaser’s reasonable estimate with respect to any professional fees and expenses in connection with the Bankruptcy Case that are expected to be incurred in the 90 days following the Closing Date, (d) the aggregate amount of cure costs (based on the Borrower’s good faith estimate and the approval of the Purchaser, not to be unreasonably withheld) payable in connection with any assumed contracts;  and (e) any amounts actually collected in respect of the DirecTV Receivable; and (f) any amounts owing to DirecTV prior to the Petition Date in excess of $29 million; provided that Chapter 11 Exit Costs shall not include any account payable to the extent included as an account payable in the calculation of Quick Working Capital.

“Capital Expenditure Shortfall” means any excess, to the extent a positive number, of (a) the agreed and scheduled aggregate amount of expected cash capital expenditures (excluding all internal capitalized labor costs, including capitalized development, production, and installation, together “Capitalized Development Costs”) during the period commencing December 14, 2012 and ending on last day of the week in which the Closing Date occurs, as set forth as “Projected Cumulative Capital Expenditures” on Schedule B hereto, minus (b) the actual amount of such cash capital expenditures (excluding Capitalized Development Costs) during the period commencing December 14, 2012 and ending on the Closing Date.  For the avoidance of doubt, capital expenditures shall exclude for sale inventory expected to be or actually incurred in the applicable period.

(2)  This will specifically exclude any prepetition amount owing to DirecTV. Pursuant to Section 7(c) of the Memorandum of Understanding dated December 6, 2012 between Colony and DirecTV, the Borrower will pay its prepetition amount owing to DirecTV in five equal installments on the last day of each quarterly period commencing on the 90th day following the Closing Date.

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Schedule A to Annex C

Week Ending	Liquidity Benchmark
February 1, 2013	$736,603
February 8, 2013	$651,563
February 15, 2013	$(3,376,476)
February 22, 2013	$(3,961,515)
March 1, 2013	$(1,552,161)
March 8, 2013	$(3,893,200)
March 15, 2013	$(7,375,240)
March 22, 2013	$(9,516,279)
March 29, 2013	$(6,462,231)
April 5, 2013	$(6,705,502)
April 12, 2013	$(9,184,774)
April 19, 2013	$(10,927,046)
April 26, 2013	$(9,875,318)
May 3, 2013	$(9,718,252)
May 10, 2013	$(10,696,274)
May 17, 2013	$(15,238,296)
May 24, 2013	$(16,816,318)
May 31, 2013	$(14,989,231)
June 7, 2013	$(15,467,252)
June 14, 2013	$(18,740,274)
June 21, 2013	$(20,318,296)
June 28, 2013	$(18,691,231)

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Schedule B to Annex C

Week Ending	Cumulative Cash Capital Expenditures (excluding For Sale Inventory)
December 14, 2012	$430,000
December 21, 2012	$860,000
December 28, 2012	$1,290,000
January 4, 2012	$1,970,000
January 11, 2012	$2,480,000
January 18, 2012	$2,990,000
January 25, 2012	$3,500,000
February 1, 2013	$4,010,000
February 8, 2013	$4,520,000
February 15, 2013	$5,030,000
February 22, 2013	$5,540,000
March 1, 2013	$6,050,000
March 8, 2013	$6,560,000
March 15, 2013	$7,070,000
March 22, 2013	$7,580,000
March 29, 2013	$8,090,000
April 5, 2013	$8,600,000
April 12, 2013	$9,110,000
April 19, 2013	$9,620,000
April 26, 2013	$10,130,000
May 3, 2013	$10,810,000
May 10, 2013	$11,490,000
May 17, 2013	$12,170,000

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May 24, 2013	$12,850,000
May 31, 2013	$13,530,000
June 7, 2013	$14,210,000
June 14, 2013	$14,890,000
June 21, 2013	$15,570,000
June 28, 2013	$16,250,000

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Exhibit B

Investment Agreement

i